Exhibit 10.43

FINAL

LEASE AGREEMENT
(Buildings 9127, 9189, 9191 and 9193 South Jamaica Street)

BY AND BETWEEN

WELLS REIT II — SOUTH JAMAICA STREET, LLC,
a Delaware limited liability company

AS LANDLORD

and

CH2M HILL, INC.,
a Florida corporation

AS TENANT

DATED                     , 2007

i

11.04	Phone and Cable Installations	19
11.05	Consent for Certain Installations	19
11.06	Notification of Commencement	19
11.07	Notice of Removal Obligations	19
Article XII	MAINTENANCE AND REPAIRS OF PREMISES	20
12.01	Maintenance by Tenant	20
12.02	Maintenance by Landlord	20
12.03	Responsibility for Common Areas	20
Article XIII	LANDLORD’S INSURANCE	21
13.01	Commercial General Liability Insurance	21
13.02	Real Property Insurance	22
Article XIV	TENANT’S INSURANCE	22
14.01	Commercial General Liability Insurance	22
14.02	Personal Property Insurance	23
14.03	Worker’s Compensation Insurance; Employer’s Liability Insurance	23
14.04	Evidence of Coverage	23
14.05	Self Insured Retention	23
Article XV	INDEMNIFICATION	24
15.01	Landlord	24
15.02	Tenant	24
15.03	No Impairment of Insurance	24
15.04	Survival	24
Article XVI	SUBROGATION	24
Article XVII	SIGNAGE	25
Article XVIII	ROOFTOP EQUIPMENT	25
18.01	Rooftop Equipment	25
18.02	Installation and Maintenance	25
18.03	No Project Interference	26
18.04	Tenant’s Obligations	26
Article XIX	FREE FROM LIENS	26
Article XX	ENTRY BY LANDLORD	27
Article XXI	DESTRUCTION AND DAMAGE	27
21.01	Restoration	27
21.02	Termination Rights	27
21.03	Damage Late in the Term	28
21.04	Abatement	28
Article XXII	CONDEMNATION	29
22.01	Condemnation	29
22.02	Condemnation Proceeds	29

Article XXIII	ASSIGNMENT AND SUBLETTING	30
23.01	Assignment	30
23.02	Tenant Affiliate	30
23.03	Tenant to Remain Liable	31
23.04	Profits	31
23.05	Credit Union Sublease	31
Article XXIV	TENANT’S DEFAULT	32
24.01	Abandonment	32
24.02	Payment Failure	32
24.03	Assignment to Creditors	32
24.04	Bankruptcy	32
24.05	Receivership	32
24.06	Breach of Covenant	32
24.07	Tenant’s Insurance	33
24.08	Failure to Discharge Lien	33
Article XXV	LANDLORD’S REMEDIES	33
25.01	Termination	33
25.02	Continuation of Lease	33
25.03	Cumulative Remedies	34
25.04	No Surrender	34
Article XXVI	LANDLORD’S RIGHT TO PERFORM TENANT’S OBLIGATIONS	34
26.01	Performance by Landlord	34
26.02	Emergency Performance by Landlord	34
26.03	Tenant Reimbursement	35
Article XXVII	TENANT’S RIGHT TO PERFORM LANDLORD’S OBLIGATIONS; LANDLORD’S LIABILITY	35
27.01	Tenant’s Right To Perform Landlord’s Obligations	35
27.02	Landlord’s Liability	35
Article XXVIII	ATTORNEYS’ FEES	35
Article XXIX	TAXES	36
Article XXX	EFFECT OF CONVEYANCE	36
Article XXXI	ESTOPPEL CERTIFICATE	36
Article XXXII	SUBORDINATION	37
Article XXXIII	ENVIRONMENTAL COVENANTS	37
33.01	Definition of Hazardous Materials	37
33.02	Definition of Environmental Laws	38
33.03	Tenant Use	38
33.04	Remediation	38
33.05	Inspection; Access	38

33.06	Landlord’s Remediation Right	39
33.07	Surrender	39
33.08	Tenant Indemnity	39
33.09	Acknowledgement of Purchase Agreement	40
33.10	Existing Hazardous Materials	40
33.11	Survival	40
Article XXXIV	NOTICES	40
Article XXXV	WAIVER	41
Article XXXVI	HOLDING OVER	41
Article XXXVII	SUCCESSORS AND ASSIGNS	41
Article XXXVIII	TIME	41
Article XXXIX	BROKERS	42
Article XL	RULES AND REGULATIONS	42
Article XLI	ENTIRE AGREEMENT	42
Article XLII	INTEREST	42
Article XLIII	CONSTRUCTION	43
Article XLIV	SECURITY	43
44.01	Security Responsibility	43
44.02	Security Measures	43
Article XLV	LANDLORD LIEN WAIVER	43
45.01	Waiver of Lien Rights	43
45.02	No Fixtures	44
Article XLVI	APPROVALS	44
Article XLVII	REASONABLE EXPENDITURES	44
Article XLVIII	QUIET ENJOYMENT	45
Article XLIX	OPTIONS TO RENEW	45
49.01	Renewal Option	45
49.02	Payment upon Non-Renewal	46
49.03	Definition of Prevailing Market Rent	46
49.04	Determination of Prevailing Market Rent	47
49.05	Withdrawal of Election Notice	47
Article L	[INTENTIONALLY OMITTED]	48
Article LI	TENANT COMPETITORS	48

Exhibit
A	Diagram of the Premises
B	Commencement and Expiration Date Memorandum
C	Rules and Regulations
D	Form of Estoppel Certificate
E	Companies Subject to Signage Prohibition and Leasing Restriction

v

LEASE AGREEMENT

BASIC LEASE INFORMATION

Lease Date:	, 2007
Landlord:	WELLS REIT II — South Jamaica Street, LLC, a Delaware limited liability company
Landlord’s Address:	c/o Wells Management, Inc. 6200 The Corners Parkway, Suite 250 Norcross, Georgia 30092-2295 Attn: Asset Manager — West Region
Tenant:	CH2M HILL, INC., a Florida corporation
Tenant’s Contact Person:	Real Estate Coordinator
Tenant’s Address and Telephone Number:	9191 South Jamaica Street Englewood, Colorado 80112 (303) 771-0900
Premises Square Footage:

Approximately four hundred seventy-eight thousand one hundred twenty-three (478,123) rentable square feet, comprised of approximately 107,638 rentable square feet located in the Building at 9189 South Jamaica Street (the “North Building”), comprised of approximately 107,638 rentable square feet located in the Building at 9193 South Jamaica Street (the “South Building”), comprised of approximately 107,638 rentable square feet located in the Building at 9127 South Jamaica Street (the “East Building”) and comprised of approximately 155,209 rentable square feet located in the Building at 9191 South Jamaica Street (the “West Building”).

Premises Addresses:	9127, 9189, 9191 and 9193 South Jamaica Street Englewood, Colorado 80112
Project:	An office complex containing four buildings with approximately 478,123 aggregate rentable square feet, together with the land on which the Project is situated and all Common Areas
Proportionate Share:	100%, for so long as Tenant leases the entire Premises, and otherwise as provided in Paragraph 4.05.3.

1

Buildings:	The four (4) buildings located at 9127, 9189, 9191 and 9193 South Jamaica Street, Englewood, Colorado, as shown on Exhibit A attached hereto.
Length of Term:	One hundred twenty (120) full calendar months plus any partial calendar month at commencement of the Term
Commencement Date:	The Lease Date specified above
Security Deposit:	None
Permitted Use:	General office purposes, including operation of a data center, together with incidental use of portions of the Premises for training, an employee cafeteria and an employee gym or employee credit union
Normal Business Hours:	7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 2:00 p.m. Saturdays
Brokers:	Landlord’s Broker: None Tenant’s Broker: Cushman & Wakefield

2

LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into by and between Landlord and Tenant as of the Lease Date.  The defined terms used in this Lease which are defined in the Basic Lease Information attached to this Lease Agreement (“Basic Lease Information”) shall have the meaning and definition given them in the Basic Lease Information.  The Basic Lease Information, the exhibits attached hereto, and this Lease Agreement are and shall be construed as a single instrument and are referred to herein as the “Lease.”

Article I

Demise

In consideration for the rents and all other charges and payments payable by Tenant, and for the agreements, terms and conditions to be performed by Tenant in this Lease, Landlord does hereby lease to Tenant, and Tenant does hereby hire and take from Landlord, the Premises described below (the “Premises”), upon the agreements, terms and conditions of this Lease for the Term hereinafter stated.

Article II

Premises and Common Areas

2.01         Premises.  The Premises demised by this Lease shall constitute the entirety of the Buildings (as the term “Buildings” is defined in the Basic Lease Information) (any and each of which may be referred to separately as a “Building”), which Buildings are located in the Project (as the term “Project” is defined in the Basic Lease Information).  The Premises shall have the address and contain the approximate square footage specified in the Basic Lease Information.

2.02         No Remeasurement.  The parties acknowledge and agree that the Premises contain the number of rentable square feet stated in the Basic Lease Information and that each of the Buildings contains the number of rentable square feet stated therefor in the Basic Lease Information.  None of such rentable areas shall be subject to remeasurement or adjustment.

2.03         Common Areas; Parking.

2.03.1           Use.  Subject to Landlord’s rights set forth herein and for so long as the Premises include the entirety of all of the Buildings, Tenant shall have the exclusive right to use the Common Areas (as hereinafter defined), subject to the right of Landlord to access and use the Common Areas in connection with the performance of its obligations and exercise of its rights set forth in this Lease.  At such time as Tenant may lease less than all of the Premises originally demised hereunder, Tenant shall have the non-exclusive right (in common with other tenants and Landlord, which uses shall not be in violation of any of the express terms of this Lease) to use the Common Areas.  No easement for light or air is incorporated in the Premises.  For purposes of this Lease, the term “Common Areas” shall mean all areas and facilities outside the Premises and within the exterior boundary line of the Project that are provided for the non-exclusive use of

Landlord, Tenant and other tenants of the Project and their respective employees, guests and invitees.  In the event that the Premises do not include the entirety of a Building, Landlord shall designate the portions of such Building which shall be Common Areas, which designation shall be consistent with Institutional Asset Management Practices (as hereinafter defined) and measured in accordance with BOMA standards.

2.03.2           Common Area Alterations.  Landlord shall have the right, from time to time, to:  (i) make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, ingress, egress, direction of driveways, entrances, corridors and walkways, provided that for so long as the Premises include the entirety of all of the Buildings, Landlord shall obtain Tenant’s prior written consent to any material changes to the location, size, shape and number of the facilities listed above, which consent shall not be unreasonably withheld, conditioned or delayed, and further provided that Tenant’s consent shall not be required for any changes required by applicable Laws or consistent with Institutional Asset Management Practices; (ii) close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (iii) use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project or any portion thereof; and (iv) do and perform any other acts or make any other changes in, to or with respect to the Common Areas and the Project as Landlord may, in its reasonable discretion, deem to be appropriate.

2.03.3           Parking.  For so long as the Premises include the entirety of all of the Buildings, Tenant shall enjoy full access to and use of the entire on-site, unreserved parking spaces at the Project, at no additional cost other than Rent payable hereunder.  From and after the date that the Premises do not include all thereof, Tenant shall be entitled to use, on an unreserved basis, the proportion of the parking spaces in the Project that the rentable area of the Premises bears to the rentable area of the Project.  Tenant’s use of the parking facilities and other Common Areas of the Project shall be subject to Rules and Regulations promulgated in accordance with Paragraph 8.02, which may include the allocation or designation of particular parking spaces and parking areas for particular tenants, and reasonable arrangements regarding the use and operation thereof.

2.03.4           Additional Parking Spaces.  Tenant shall have the right, at its discretion and option, prior to the Outside Option Exercise Date for the first Renewal Option (as specified in Paragraph 49.01), to construct new improvements to provide up to one hundred ninety-two (192) additional parking spaces or more and associated Common Area improvements for the Project (the “Parking Expansion Alterations”), upon the following terms and conditions:  (i) the Parking Expansion Alterations shall be in one or more locations or lots and of a design approved by Landlord and shall include associated drive lanes, walkways, signage, lighting facilities, landscaping and all related improvements appropriate to make the Parking Expansion Alterations equivalent in quality, design, type and character to the parking facilities and related improvements existing in the Project as of the Commencement Date; (ii) the Parking Expansion Alterations shall be constructed in accordance with plans and specifications approved in writing by Landlord prior to commencement of work, which approval shall not be unreasonably withheld or delayed; and (iii) Tenant shall construct the Parking Expansion

Alterations at its sole cost and expense, in compliance with applicable Laws and with all Private Restrictions (as defined in Paragraph 8.02), in the same manner and upon the same terms and conditions as provided in this Lease with regard to Alterations (as defined in Paragraph 11.01).  The provisions of Paragraph 49.02 of this Lease may require that a payment be made to Landlord determined by reference to the Parking Expansion Alterations, if and to the extent expressly provided pursuant to such Paragraph.

2.04         Sale of Project Parcels.  Landlord and Tenant acknowledge that the Project is comprised of three separate legal parcels, each of which is subject to a separate right of first offer in favor of a third party.  Landlord and Tenant further acknowledge that such three parcels may, from time to time during the Term, be held by one or more owners.  In the event that a sale or sales of any such parcel or parcels is contemplated or has occurred and, as a result of such sale, the fee interest in the Project will be or no longer is held by a single owner, Landlord and Tenant shall substitute separate comparable leases for this Lease, one with each owner of a portion of the Project, with the provisions of such leases, taken together, setting forth the same economic terms provided in this Lease and, as to matters relating to the separation of this Lease into separate leases for each owner, to be in all respects upon terms that are the same as those set forth in this Lease, to the extent consistent with having one lease with each owner.

Article III

Term

3.01         Term.  The term of this Lease (the “Term”) shall be for the period of months specified in the Basic Lease Information (the “Initial Term”), commencing on the Commencement Date (as the term “Commencement Date” is defined in the Basic Lease Information).  The Commencement Date is the date of the “closing” of Landlord’s purchase of the Project from Tenant under that certain Agreement of Purchase and Sale dated as of September 11, 2007, by and between Tenant as “Seller” and Landlord as “Buyer” (the “Purchase Agreement”).  The Term shall be subject to the Renewal Options of Tenant provided in Paragraph XLIX of this Lease.

3.02         Expiration Date.  The date on which the Term expires (the “Expiration Date”) shall be the last day of the Term, as specified in Paragraph 3.01.

Article IV

Rent

4.01         Base Rent.  Tenant shall pay to Landlord, in advance on the first day of each month, without further notice or demand and, except as may be expressly set forth in this Lease, without offset, rebate, credit or deduction for any reason whatsoever, the monthly installments of rent as provided below (collectively, the “Base Rent”):

Lease Year	Monthly Installment of Base Rent	Annual Base Rent
1	$836,715.25	$10,040,583.00
2	$851,357.77	$10,216,293.20
3	$866,256.53	$10,395,078.33
4	$881,416.02	$10,576,992.20
5	$896,840.80	$10,762,089.57
6	$912,535.51	$10,950,426.14
7	$928,504.88	$11,142,058.59
8	$944,753.72	$11,337,044.62
9	$961,286.91	$11,535,442.90
10	$978,109.43	$11,737,313.15

For purposes of the foregoing table, the first “Lease Year” shall include any partial calendar month at Term commencement and the first twelve (12) full calendar months of the Term.  Each subsequent “Lease Year” shall a period of twelve (12) full calendar months beginning immediately following the end of the prior Lease Year.

4.02         Additional Rent.  This Lease is intended to be a triple-net Lease with respect to Landlord; and except as expressly set forth in this Lease, the Base Rent owing hereunder is (i) to be paid by Tenant absolutely net of all commercially reasonable costs and expenses relating to Landlord’s operation of the Project and the Buildings, and (ii) not to be reduced, offset or diminished, directly or indirectly, by any cost, charge or expense payable hereunder by Tenant or by others in connection with the Premises, the Buildings and/or the Project or any part thereof.  The provisions of this Paragraph 4.02 for the payment of Tenant’s Proportionate Share of Expenses (as hereinafter defined) are intended to pass on to Tenant its share of all such costs and expenses.  In addition to the Base Rent, Tenant shall pay to Landlord, in accordance with this Paragraph IV, Tenant’s Proportionate Share of all commercially reasonable costs and expenses that are permissible expenses as set forth in this Lease paid or incurred by Landlord in connection with the operation, maintenance, management and repair of the Premises, the Buildings and/or the Project or any part thereof (collectively, the “Expenses”), including, without limitation, all the following items (the “Additional Rent”):

4.02.1           Taxes and Assessments.  All real estate taxes and assessments, which shall include any form of tax, assessment, fee, license fee, business license fee, levy, or tax, imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, whether general, special, ordinary or extraordinary, including, without limitation, real estate taxes, general and special assessments, transit taxes, business taxes, leasehold taxes, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property located on or used in connection with the Premises, the Buildings and/or the Project or any part thereof, or the land upon which the same are located, including but not limited to any tax that:  (A) is determined by the area of the Premises, the Buildings and/or the Project or any part thereof or the land upon which the same are located, or the Rent and other sums payable hereunder by Tenant or by other tenants, including, but not limited to, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of Rent and/or other sums due under this Lease; (B) is upon any legal or equitable interest of Landlord in the Premises, the Buildings and/or the Project or any part thereof, or the land upon which the same are located; (C) is upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Premises, the Buildings and/or the Project or the land upon which the same are located; (D) is levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Premises, the Buildings and/or the Project or the land upon which the same are located, whether or not now customary or within the contemplation of the parties; (E) if not paid, may give rise to a lien or charge upon the Premises, the Buildings and/or the Project or any part thereof or the land upon which the same are located; together with the costs and expenses incurred by Landlord in connection with any contest of any of the foregoing taxes or assessments (collectively, “Taxes and Assessments”).  For so long as the Premises include the entirety of all of the Buildings, Tenant, at its cost, shall have the right to seek a reduction in or otherwise contest any Taxes and Assessments for which it is obligated to reimburse Landlord pursuant to this Paragraph, by action or proceeding against the entity with authority to assess or impose the same.  Landlord shall not be required to join in any such proceeding or action brought by Tenant unless the provisions of applicable Laws require that such proceeding or action be brought by or in the name of Landlord, in which event Landlord shall join in such proceeding or action or permit it to be brought in Landlord’s name, provided that Tenant protect, indemnify, and hold Landlord free and harmless from and against any liability, cost or expense in connection with such proceeding or contest.  Tenant shall continue, during the pendency of such proceeding or action, to pay the Taxes and Assessments due as determined by Landlord pursuant to this Paragraph IV.  If Tenant is successful in such action or proceeding, Landlord shall reimburse to Tenant Proportionate Share of the reduction in Taxes and Assessments realized by Tenant in such contest or proceeding within thirty (30) days after the amount of such reduction has been paid to Landlord by the taxing authority.  Notwithstanding anything herein to the contrary, in no event shall Taxes and Assessments include any franchise, estate, gift, succession, inheritance, transfer, net income, or excess profits tax imposed upon Landlord, or any penalties or fees arising from Landlord’s late payment of any Taxes and Assessments, provided Tenant shall have timely paid to Landlord the amount due in respect thereof pursuant to this Lease.

4.02.2           Insurance.  All insurance premiums and other reasonable, direct, and actual costs and expenses of Landlord for insurance carried in connection with the Project, to the extent consistent with Institutional Asset Management Practices, and any deductibles paid under policies of any such insurance.  Notwithstanding the foregoing or any other provision of this Lease, with respect to any particular casualty event affecting the Project, the deductible amounts and the other costs of repair of the casualty shall be amortized over the useful life of the repair according to generally accepted accounting practices, and only the portion of such amortized deductible as is allocable to the balance of the Term shall be included in Additional Rent, and the maximum amount included in

Additional Rent in any calendar year with respect to such event shall not exceed $2.00 per square foot of rentable area of the Premises.  Landlord shall be responsible for all costs beyond $2.00 per square foot.

4.02.3           Utilities.  The cost of all Utilities (as hereinafter defined) serving the Premises, the Buildings and the Project that are not separately metered to Tenant, any assessments or charges for Utilities or similar purposes included within any tax bill for the Buildings or the Project, including, without limitation, entitlement fees, allocation unit fees, and/or any similar fees or charges related thereto, and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon the Premises, the Buildings or the Project or any part thereof, or upon Tenant’s use and occupancy thereof, as a result of any rationing of Utility services or restriction on Utility use affecting the Premises, the Buildings and/or the Project, as contemplated in Paragraph V below (collectively, “Utility Expenses”).

4.02.4           Common Area Expenses.  All costs to operate, maintain, repair, supervise, insure and administer the Common Areas, including supplies, materials, labor and equipment used in or related to the operation and maintenance of the Common Areas, including signs and directories on the Buildings and/or the Project, landscaping (including maintenance contracts and fees payable to landscaping consultants), amenities, sprinkler systems, sidewalks, walkways, driveways, curbs, lighting systems and security services, if any, provided by Landlord for the Common Areas, and any charges, assessments, costs or fees payable pursuant to any covenants, conditions and restrictions or other documents or instruments to which the Project is subject or levied by any association or entity of which the Project or any part thereof is a member or to which the Project or any part thereof is subject.

4.02.5           Maintenance and Repair Costs.  Subject to the limitations on expenses set forth herein, the reasonable costs to maintain and repair the Premises, the Buildings and/or the Project or any part thereof, including, without limitation, (A) all costs paid under maintenance, management and service agreements such as contracts for janitorial, security and refuse removal, (B) all costs to maintain and repair the roof coverings of the Buildings or the Project or any part thereof, and (C) all costs to maintain and repair the heating, ventilating, air conditioning, plumbing, gas, sewer, drainage, electrical, fire protection and life safety systems and other mechanical and electrical systems and equipment serving the Premises, the Buildings and/or the Project or any part thereof (collectively, the “Systems”).

4.03         Expense Limitations.

4.03.1           Capital Expense Limitations.  Notwithstanding anything in this Paragraph 4.03 to the contrary, the cost of all repairs, replacements or improvements made to the Premises or the Project which would customarily be capitalized under industry standard commercial real estate accounting practices shall not be included as Additional Rent and shall be the sole responsibility of Landlord; provided, however, that to the extent any such costs relate to repairs, replacements or improvements which are (i) required by Law to be performed either (A) due to the actions of Tenant (including, without limitation, the making of any Alterations) or (B) to comply with the requirements of any Law not effective with respect to the Project upon the Commencement Date, or (ii) performed primarily to reduce current or future operating expense costs or otherwise improve the operating efficiency of the Project and which repairs, replacements or improvements are consistent with Institutional Asset Management Practices, or (iii) incurred in restoration or other repair following a casualty, but only to the extent expressly included pursuant to Paragraph 4.02.2 above, then in any such case such costs shall be included as Additional Rent under this Paragraph 4.03, and Tenant shall be required to pay only the pro rata share of the cost of the item falling due within the Term based upon the amortization of the same over the useful life of such item (including interest on the unamortized cost), as reasonably determined in accordance with industry standard commercial real estate accounting practices .

4.03.2           Reasonable Expenses.  An Expense incurred by Landlord in any calendar year shall be deemed to be “commercially reasonable” so long as the same would generally be incurred by an Institutional Owner (as hereinafter defined) during such year in connection with the Project, applying Institutional Asset Management Practices (as hereinafter defined), giving due regard to the responsibilities of Landlord set forth herein and the nature and character of the Project.  As used herein, the term “Institutional Owner” means pension funds, life insurance companies, real estate investment trusts and other institutional owners and operators of commercial real estate in Douglas County, Colorado, and “Institutional Asset Management Practices” means the asset management standards generally employed by Institutional Owners with respect to real estate assets held for purposes of investment (as opposed to owner-occupied assets).

4.04         Exclusions from Expenses.  Notwithstanding anything to the contrary contained in Paragraph 4.02 above, “Expenses” and “Additional Rent” shall not include and Tenant shall not have any obligation to pay for the following (the “Expense Exclusions”):

4.04.1           costs incurred in connection with the original construction of the Project or the Buildings, or in connection with any major change in the Project or the Buildings, such as adding or deleting floors (a “Major Change”), and the repair or replacement of capital items, except to the extent expressly permitted under the second paragraph of Paragraph 4.03.1 above;

4.04.2           costs of the design and construction of tenant improvements to the Premises or the premises of other tenants or other occupants of the Project or the Buildings and the amount of any allowances or credits paid to or granted to tenants or other occupants for any such design or construction;

4.04.3           marketing costs, legal fees, settlements, judgments, awards, space planners’ fees and advertising and promotional expenses, and brokerage fees paid or incurred in connection with the original development, a Major Change, or original or future leasing of the Project or the Buildings;

4.04.4           costs incurred in connection with the defense of Landlord’s title to all or any portion of the Project;

4.04.5           depreciation on the Project or the Buildings, equipment or systems located therein;

4.04.6           costs for which the Landlord is entitled to be reimbursed by any tenant or occupant of the Project or the Buildings (excluding reimbursement pursuant an operating expense arrangement similar to Paragraph 4.02) or by insurance by its carrier or any tenant’s carrier or by anyone else, to the extent of the net reimbursement received by Landlord, or costs which the Landlord would have been entitled to receive if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease;

4.04.7           any bad debt loss, rent loss, or reserves of any kind;

4.04.8           the expense of extraordinary services provided to other tenants in the Project or the Buildings of a type which are not provided by Landlord under this Lease for the benefit of Tenant;

4.04.9           costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project or the Buildings, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project or the Buildings, and costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with any disputes between Landlord and/or its employees engaged in the operation of such business or other third parties with regard to matters involving such operation; and costs and expenses (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with negotiations or disputes with consultants, employees, agents, vendors, tenants, purchasers, or mortgages, or other contractors with regard thereto (“Landlord Entity Costs”);

4.04.10         costs (including reasonable attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with any disputes between Landlord and other tenants or occupants or prospective tenants, if any; and costs and expenses (including reasonable attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with negotiations or disputes with leasing agents, tenants or their contractors, purchasers or mortgagees of the Project or the Buildings;

4.04.11         the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and Project the same vis-à-vis time spent on matters unrelated to operating and managing the Project; provided that in no event shall Expenses include wages and/or benefits attributable to personnel above the level of building manager or building engineer;

4.04.12         late charges, penalties, or liquidated damages;

4.04.13         amounts paid as ground rental or as rental for the Project or the Buildings;

4.04.14         costs including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants or other occupants in the Project or the Buildings or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project or the Buildings (excluding, however, such costs relating to any Common Areas);

4.04.15         expenses in connection with services or other benefits which are not offered to the Tenant or for which the Tenant is charged directly but which are provided to another tenant or occupant of the Project or the Buildings without a separate charge;

4.04.16         rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Expenses as a capital cost, provided that there shall be no Expense Exclusion for, and Expenses may include, rentals and other related expenses incurred in leasing equipment not affixed to the Project or the Buildings which is used in providing janitorial or other services that are the responsibility of Landlord to provide pursuant to this Lease, and equipment rented or leased to remedy or ameliorate an emergency condition in the Project or the Buildings;

4.04.17         all items, services and taxes for which Tenant or any other tenant in the Project or the Buildings is obligated to reimburse Landlord, whether or not actually paid, or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

4.04.18         electric power costs or costs for other utilities for which any tenant (including Tenant) directly contracts with any public service company, or any costs for electricity, water, heat, air conditioning or other utilities provided by Landlord to any tenant outside normal business hours where Tenant has been required under this Lease to pay Landlord separately for such services at such times, or utilities provided by Landlord to any other tenant without separate charge in excess of the utilities offered by Landlord to Tenant without separate charge;

4.04.19         any penalties, fees or other similar costs incurred as a result of Landlord’s negligence or Landlord’s inability, unwillingness or failure to make payments when due (including, without limitation, payments of taxes) and/or to file any tax or informational returns or other governmental filings when due;

4.04.20         costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any legal requirement;

4.04.21         costs incurred to cure violations of Laws relating to Hazardous Materials for which Tenant has no responsibility under the terms of this Lease; and penalties and all other costs (including, without limitation, costs for remediation, removal and monitoring) related to the presence in violation of Law of Hazardous Materials at or under the Project for which Tenant has no responsibility under the terms of this Lease, provided that Expenses may include operational and management programs relating to Hazardous Materials consistent with Institutional Asset Management Practices, if and to the extent not related to particular violations of Laws relating to Hazardous Materials at the Project;

4.04.22         any amount paid by Landlord to the parent organization or a subsidiary or affiliate of the Landlord for supplies and/or services in the Project or the Buildings to the extent the same exceeds the costs of such supplies and/or services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

4.04.23         Landlord’s general corporate overhead and general administrative expenses;

4.04.24         if and for so long as the Premises include the entirety of all of the Buildings, management fees shall not be included in Expenses; if the Premises do not include the entirety thereof, management fees may be included in Expenses only to the extent not in excess of the prevailing market rate management fee for the management of those responsibilities which are, from time to time during the Term the responsibility of Landlord to perform pursuant to this Lease in respect of the Premises and the Project, which management fee shall not, in any event, be in excess of 2% of gross revenues of the Project (provided that for any portion of the Term during which both (i) the Premises include the North, South, and West Buildings (and only a portion of the East Building) and (ii) Landlord has no responsibility hereunder to operate, maintain and repair the parking and other Common Areas attributable to the North, South, and West Buildings, Tenant shall only be required to pay a management fee in respect of Expenses for the East Building, and the 2% maximum set forth above shall be determined solely by reference to gross revenues of the East Building);

4.04.25         costs arising from Landlord’s charitable or political contributions;

4.04.26         for so long as the Premises include the entirety of all of the Buildings, rent for any office space occupied by management personnel;

4.04.27         costs of the acquisition, maintenance, repairs, or capital costs of sculpture, paintings or other objects of art;

4.04.28         with regard to Taxes and Assessments which may be paid by Landlord in installments, any payment by Landlord of an amount in respect thereof in excess of that consistent with Institutional Asset Management Practices shall be an Expense Exclusion to the extent of such excess, and any such excess shall be deferred and included as Expenses only in the year in which it was actually paid consistently with Institutional Asset Management Practices;

4.04.29         any flowers, gifts, balloons, food, parties, functions, events, etc. provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, occupants, employees, vendors, contractors, prospective tenants and agents;

4.04.30         any finder’s fees or brokerage commissions; or any job placement or job advertising cost to the extent constituting Landlord Entity Costs;

4.04.31         the cost of any magazine, newspaper, trade or other subscriptions;

4.04.32         the cost of any training or incentive programs for employees of Landlord, other than to the extent the training or incentive programs relate to the Project and the cost is attributable to personnel whose compensation and other expenses are includable in Expenses pursuant to Paragraph 4.04.11;

4.04.33         the cost of any tenant relations parties, events or promotion not consented to by an authorized representative of Tenant in writing;

4.04.34         in-house legal and/or accounting fees to the extent constituting Landlord Entity Costs;

4.04.35         in the event any facilities, services or utilities used in connection with the Project or the Buildings are provided from another building owned or operated by Landlord or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Expenses on a reasonably equitable basis;

4.04.36         costs associated with any portions of the Common Area dedicated to the exclusive use of others to the exclusion of Tenant (except to the extent that commensurate exclusive use is made available to Tenant);

4.04.37         damage, costs and repairs necessitated by the negligence or willful misconduct of Landlord or its employees, agents or contractors;

4.04.38         any entertainment, dining or travel expenses for any purpose, other than reimbursable expenses of personnel whose compensation and other expenses are includable in Expenses pursuant to Paragraph 4.04.11;

4.04.39         costs paid to clerks, attendants, or other in commercial concessions Landlord operates; and

4.04.40         other expenses not properly included as expenses to be reimbursed by tenants of projects similar to the Project under Institutional Asset Management Practices.

Notwithstanding any provision to the contrary herein, Landlord shall not (i) make a profit by charging items to Expenses that are otherwise also charged separately to others and (ii) receive aggregate reimbursements in respect of Expenses from Tenant and all other tenants/occupants in the Buildings in an amount in excess of the amount paid or incurred by Landlord for the items included in Expenses.

4.05         Payment of Additional Rent.

4.05.1           Expense Statements.  For the period between the Commencement Date and the following December 31, Tenant shall pay to Landlord estimated Additional Rent in an amount equal to $159,177 per month, in advance, on the first day of each month.  Tenant shall continue to make said monthly payments until notified by Landlord of a change therein.  If at any time or times Landlord determines that the amounts payable under Paragraph 4.02 for the current year will vary from Landlord’s estimate given to Tenant, Landlord, by notice to Tenant, may revise the estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate.  By April 1 of each calendar year, Landlord shall endeavor to provide to Tenant a statement (an “Expense Statement”) showing the actual Additional Rent due to Landlord for the prior calendar year, to be prorated during the first year from the Commencement Date.  If the total of the monthly payments of Additional Rent that Tenant has made for the prior calendar year is less than the actual Additional Rent chargeable to Tenant for such prior calendar year, then Tenant shall pay the difference in a lump sum within thirty (30) days after receipt of such Expense Statement from Landlord.  Any overpayment by Tenant of Additional Rent for the prior calendar year shall be, at Tenant’s election made by written notice to Landlord, refunded to Tenant within thirty (30) days of receipt of such notice or applied to Rent thereafter falling due.

4.05.2           Adjustments; Reconciliation.  Landlord’s then-current annual operating and capital budgets for the Buildings and the Project or the pertinent part thereof shall be used for purposes of calculating Tenant’s monthly payment of estimated Additional Rent for the current year, subject to adjustment as provided above.  Landlord shall make the final determination of Additional Rent for the year in which this Lease terminates following the end of such year in the manner provided in Paragraph 4.05.1.  Even though the Term has expired and Tenant has vacated the Premises, Tenant shall remain liable for payment of any amount due to Landlord in excess of the estimated Additional Rent previously paid by Tenant, and, conversely, Landlord shall promptly return to Tenant any overpayment.  Failure of Landlord to submit Expense Statements as called for herein shall not be deemed a waiver of Tenant’s obligation to pay Additional Rent as herein provided.

4.05.3           Proportionate Share.  With respect to Expenses which Landlord reasonably allocates to each Building and the Project, Tenant’s “Proportionate Share” shall be one hundred percent (100%) for so long as the Premises include the entirety of all of the Buildings.  If Tenant shall not occupy all of the Buildings, with respect to Expenses which Landlord reasonably allocates to the Project as a whole or to only a portion of the Project, Tenant’s “Proportionate Share” shall be, with respect to Expenses which Landlord allocates to the Project as a whole, a fraction, the numerator of which is the rentable square footage of the office space in the Project and the denominator of which is the rentable square footage of the Premises, and, with respect to Expenses which Landlord allocates to only a portion of the Project (such as to one or more of the Buildings), a percentage calculated by Landlord from time to time in a manner conforming to BOMA measurements and standards, in either case as reasonably adjusted by Landlord from time to time, following BOMA standards, for changes in the rentable square footage of the Project due to an addition or other physical expansion or reduction of the leasable area of the Project.

4.06         Preliminary Review of Expense Information; Tenant’s Right to Audit Expenses.

4.06.1           Review of Expenses.  If Tenant has questions concerning any item reflected in an Expense Statement delivered to Tenant pursuant to Paragraph 4.05 above, Landlord’s property manager or other appropriate representative shall meet with Tenant’s representative at a mutually convenient time and location to answer Tenant’s questions concerning particular expense items identified in advance by Tenant.  At such meeting, Landlord will provide for Tenant’s review reasonable back-up and supporting documentation for the items so identified.

4.06.2           Audit.  If Tenant is not satisfied with the answers it receives to its questions pursuant to Paragraph 4.06.1 above, then Tenant or its agent shall have the right to review and audit Landlord’s books and records regarding such Expense Statement.  Such review or audit shall take place during normal business hours, upon reasonable advance notice and at time reasonably scheduled by Landlord, in the accounting office of Landlord for the Project.  Tenant shall give notice requesting the review or audit of any Expense Statement not later than one year following Tenant’s receipt of such Expense Statement, and no Expense Statement shall be reviewed or audited more than once; provided, however, that Tenant may audit at a later date or further audit a particular Expense Statement if and to the extent required to comply with applicable Laws regarding governmental contracts or with other governmental requirements.  From and after the date, if any, that the Premises no longer include the entirety of all of the Buildings, such review or audit may be conducted solely by an independent certified accountant, and neither the auditor nor any other person directly or indirectly involved in the review or audit be compensated pursuant to a commission or other arrangement pursuant to which the nature or extent of fees or other compensation is dependent upon the results thereof, excluding reviews or audits from Howard Kay Companies or other successor local auditor.  In the event that Tenant determines on the basis of its review or audit of Landlord’s books and records that the amount of Expenses paid by Tenant pursuant to this Paragraph IV for the period covered by such Expense Statement (an “Expense Period”) is less than or greater than the actual amount properly payable by Tenant under the terms of this Lease, Tenant shall promptly pay any deficiency to Landlord or, if Landlord concurs with the results of such review or audit in its reasonable discretion or is deemed to concur based on the procedure set forth below, Landlord shall refund any excess payment to Tenant within thirty (30) days after Tenant’s written request or at Tenant’s sole election apply the same to Rent thereafter falling due, as the case may be.  If Landlord does not concur with the results of such review or audit, Landlord and Tenant shall mutually appoint an independent certified public accountant with qualifications and experience appropriate to resolve matters as to which the parties do not agree (the “Joint Expense Expert”) who shall determine the final calculation of Expenses.  If Landlord and Tenant cannot agree on the appointment of a Joint Expense Expert or otherwise fail to agree on the calculation of Expenses for such Expense Period, then such dispute shall be resolved in accordance with Paragraph 4.06.3.  Tenant shall be solely responsible for the costs and expenses of the review or audit, except that if it is determined that the actual amount of Expenses paid by Tenant during any Expense Period exceeds the amount properly payable by Tenant hereunder during such Expense Period by an amount greater than two percent (2%) of the actual Expenses properly chargeable to Tenant during such Expense Period, then Landlord shall reimburse Tenant (in the form of a credit against the Rent next coming due hereunder or, if the Term has previously expired, in the form of a direct payment) the reasonable costs of such review or audit (except that costs in the event of a determination by a Joint Expense Expert shall be as provided below).

4.06.3           Joint Expense Expert.  If Landlord and Tenant are unable to agree on the appointment of a Joint Expense Expert or otherwise fail to reach agreement on the calculation of Expenses for the Expense period in question, then either Landlord or Tenant may file a declaratory relief action or other appropriate proceeding in the Colorado State Court having jurisdiction for the determination and designation of the Joint Expense Expert, who shall be an independent certified public accountant with qualifications and experience appropriate to resolve matters as to which the parties do not agree and with not less than ten (10) years experience in property expense accounting for properties similar to the Project in the Denver metropolitan area.  Each party may make written presentations to the Joint Expense Expert, whose determination of the amount of Expenses shall be final and binding upon the parties.  Each party shall pay the fees and expenses of its presentation plus fifty percent (50%) of the cost of the Joint Expense Expert.

4.07         General Payment Terms.  The Base Rent, Additional Rent and all other sums payable by Tenant to Landlord hereunder, including, without limitation, any late charges assessed pursuant to Paragraph VI below and any interest assessed pursuant to Paragraph XLII below, are referred to as the “Rent.”  Except as expressly set forth herein, all Rent shall be paid without deduction, offset or abatement in lawful money of the United States of America, by wire transfer or by a transfer through the electronic funds transfer system operated by NACHA - The Electronic Payments Association, to such account as Landlord may, from time to time, designate by written notice to Tenant or, if Landlord directs, by checks mailed to such other person or place as Landlord may, from time to time, designate to Tenant in writing.  The Rent for any fractional part of a calendar month at the commencement or termination of the Term shall be a prorated amount of the Rent for a full calendar month based upon the number of days in such month.

Article V

Utility Expenses

5.01         Utility Charges.  Tenant shall pay the cost of all water, sewer use, sewer discharge fees and permit costs and sewer connection fees, gas, heat, electricity, refuse pick-up, janitorial service, telephone and all materials and services or other utilities (collectively, “Utilities”) billed or metered separately to the Premises and/or Tenant, together with all taxes, assessments, and charges added to or included within such cost.

5.02         Interruption of Service.  Subject to the provisions of Paragraph 5.03, Landlord shall not be liable for any loss, injury or damage to property caused by or resulting from any variation, interruption, or failure of Utilities, or from failure to make any repairs or perform any maintenance.  No temporary interruption or failure of such services incident to the making of repairs, alterations, improvements, or due to accident, strike, or conditions or other events shall be deemed an eviction of Tenant or relieve Tenant from any of its obligations hereunder.

5.03         Rental Abatement.  Notwithstanding the terms of Paragraph 5.02 above, if and to the extent that any Utilities are interrupted for two (2) consecutive business days by reason of Landlord’s negligence or willful misconduct, Landlord’s failure to fulfill its obligations under this Agreement, or the failure of equipment which Landlord is responsible to maintain and repair under this Lease, and if such interruption results in a material interference with Tenant’s use of or access to the Premises, Tenant shall be entitled to an abatement of Base Rent commencing on the date of the interruption and continuing until the service is restored.  During any interruption of Utilities, the parties shall use commercially reasonable efforts to restore the services as soon as possible.

Article VI

Late Charge

Notwithstanding any other provision of this Lease, Tenant hereby acknowledges that late payment to Landlord of Rent, or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain.  If any Rent or other sums due from Tenant are not received by Landlord or by Landlord’s designated agent within five (5) days after Tenant’s receipt of notice of delinquency, then Tenant shall pay to Landlord a late charge equal to one and one-half percent (1½%) of such overdue amount.  Landlord and Tenant hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of Tenant’s late payment and shall not be construed as a penalty.  Landlord’s acceptance of such late charges shall not constitute a waiver of Tenant’s default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted under this Lease.

Article VII

Tenant’s Right of Possession

Tenant shall be entitled to possession of the Premises under this Lease upon the Commencement Date.  Notwithstanding the foregoing, Tenant acknowledges that it has been in possession of the Premises prior to the Commencement Date.

Article VIII

Use of Premises

8.01         Permitted Use.  The use of the Premises by Tenant and Tenant’s agents, advisors, employees, partners, shareholders, directors, invitees and independent contractors (collectively, “Tenant’s Agents”) shall be solely for the Permitted Use specified in the Basic Lease Information and for no other use.  Tenant shall not permit any objectionable or unpleasant odor, smoke, dust, gas or vibration to emanate from or near the Premises.  The Premises shall not be used to create any nuisance or trespass, for any illegal purpose, for any purpose not permitted by Laws, for any purpose that would invalidate the insurance or increase the premiums for insurance on the Premises, the Buildings or the Project.  Tenant agrees to pay to Landlord, as Additional Rent, any increases in premiums on policies resulting from Tenant’s Permitted Use or any other use or action by Tenant or Tenant’s Agents which increases Landlord’s premiums or requires additional coverage by Landlord to insure the Premises (in the event that Landlord and not Tenant insures the Premises).  Tenant agrees not to overload the floor(s) of the Buildings.

8.02         Compliance with Governmental Regulations and Private Restrictions.  Tenant and Tenant’s Agents shall, at Tenant’s expense, faithfully observe and comply with all municipal, state and federal laws, statutes, codes, rules, regulations, ordinances, requirements, and orders (collectively, “Laws”), now in force or which may hereafter be in force (i) pertaining to Tenant’s particular use of the Premises, the Buildings or the Project, and (ii) the need for which arises by reason of Alterations made by or at the request of Tenant, including (without limitation) changes in the Building structure and Systems as required by any Alterations or such manner or Tenant’s particular use.  Landlord shall, at Landlord’s expense, faithfully observe and comply with all Laws relating to the Project and the Premises itself, including, without limitation, any Laws requiring installation of fire sprinkler systems, seismic reinforcement and related alterations, and removal of asbestos, whether substantial in cost or otherwise, except to the extent Tenant is responsible therefor as provided above.  Tenant shall also comply with (A) all recorded covenants, conditions and restrictions affecting the Project in force as of the date of this Lease, or hereafter in force and of which Tenant has received written notice (“Private Restrictions”) (provided that Landlord shall not enter into any Private Restrictions after the date hereof which conflicts with the provisions of this Lease or would result in a material and adverse impairment of the rights of Tenant hereunder); and (B) any and all rules and regulations set forth in Exhibit C and any other rules and regulations now or hereafter reasonably promulgated by Landlord related to parking or the operation of the Premises, the Buildings and/or the Project (collectively, the “Rules and Regulations”).  The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any such Laws or Private Restrictions, shall be conclusive of that fact as between Landlord and Tenant.

8.03         Compliance with Americans with Disabilities Act.  Landlord and Tenant hereby agree and acknowledge that the Premises, the Buildings and/or the Project may be subject to, among other Laws, the requirements of the Americans with Disabilities Act, a federal law codified at 42 U.S.C. § 12101 et seq., including, but not limited to, Title III thereof, and all regulations and guidelines related thereto, together with any and all laws, rules, regulations, ordinances, codes and statutes now or hereafter enacted by local or state agencies having jurisdiction thereof, as the same may be in effect on the date of this Lease and may be hereafter modified, amended or supplemented (collectively, the “ADA”).  Any Alterations to be constructed hereunder shall be in compliance with the requirements of the ADA, and all costs incurred for purposes of compliance therewith shall be a part of and included in the costs of the Alterations.  Tenant shall be solely responsible for conducting its own independent investigation of this matter and for ensuring that the design of all Alterations strictly complies with all requirements of the ADA.  Tenant hereby accepts the Premises in their AS IS condition with regard to the requirements of the ADA relating to barrier removal work, path of travel or other work required to the Buildings, the Common Areas or the Project under the ADA, and agrees that all work of complying with the same shall be the responsibility of Tenant; provided, however, that Landlord, and not Tenant, shall be responsible for barrier removal work, path of travel or other work within the Common Areas required by reason of ADA requirements first becoming effective with regard to the Project after the Commencement Date and the need for which does not arise by reason of (i) Tenant’s particular use of the Premises, the Buildings or the Project, or (ii) Alterations made by or at the request of Tenant.  Except as otherwise expressly provided in this provision, Tenant shall be responsible at its sole cost and expense for fully and faithfully complying with all applicable requirements of the ADA, including, without limitation, not discriminating against any disabled persons in the operation of Tenant’s business in or about the Premises, and offering or otherwise providing auxiliary aids and services as, and when, required by the ADA.  Within ten (10) days after receipt, Landlord and Tenant shall each advise the other in writing, and provide the other with copies of (as applicable), any written notices alleging violation of the ADA relating to any portion of the Premises, the Buildings or the Project; any claims made or threatened orally or in writing regarding noncompliance with the ADA and relating to any portion of the Premises, the Buildings, or the Project; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Premises, the Buildings or the Project.

Article IX

Acceptance of Premises

By entry hereunder, Tenant accepts the Premises as suitable for Tenant’s intended use and as being in good and sanitary operating order, condition and repair, AS IS, and without representation or warranty by Landlord as to the condition, use or occupancy which may be made thereof except as expressly set forth herein, subject to the obligations of Landlord set forth in Paragraph XII or elsewhere in this Lease.

Article X

Surrender

Tenant agrees that on the last day of the Term, or on the sooner termination of this Lease, Tenant shall surrender the Premises to Landlord (i) in the same condition as on the Commencement Date (damage by acts of God, fire, and any other casualty, normal wear and tear, condemnation, and Alterations not required to be removed excepted) and (ii) otherwise in accordance with Paragraph 33.07.  Normal wear and tear shall not include any damage or deterioration that would have been prevented by proper maintenance by Tenant, or Tenant otherwise performing all of its obligations under this Lease.  On or before the expiration or sooner termination of this Lease, Tenant shall remove from the Premises, the Buildings and the Project all of Tenant’s Property (as hereinafter defined), including (without limitation) Tenant’s signage, and restore any damage resulting therefrom, subject to the right of Landlord to direct that any Rooftop Equipment be and remain on the Buildings as the property of Landlord.  Any of Tenant’s Property not so removed by Tenant as required herein shall be deemed abandoned and may be disposed of by Landlord in any manner after five (5) days’ written notice to, and at the expense of Tenant, without payment to Tenant.  All of the improvements existing in the Buildings upon the Commencement Date and all Alterations except those which Landlord requires Tenant to remove in accordance with the terms of this Lease (but not Tenant’s Property as defined in Paragraph 14.02) shall remain in the Premises as the property of Landlord.  Tenant shall, upon the expiration or termination of this Lease, remove all phone and cable equipment, wiring and other installations made by Tenant at any time, whether prior to or following the Commencement Date.

Article XI

Alterations and Additions

11.01       Alterations.  Tenant shall not make, or permit to be made, any alteration, addition or improvement (hereinafter referred to individually as an “Alteration” and collectively as the “Alterations”) to the Premises or any part thereof other than in compliance with the provisions of this Paragraph XI.  Any Alterations other than Cosmetic Alterations (as defined below) shall be performed only with the prior written consent of Landlord, which consent shall not be unreasonably withheld.  Tenant may, upon written notice to Landlord as provided below in Paragraph 11.06 but without Landlord’s consent, make Alterations involving paint or new wall coverings, carpeting or new floor coverings, or similar cosmetic work for which a building permit is not required under applicable Laws, so long as the cost thereof does not exceed Seventy-Five Thousand Dollars ($75,000.00) per project (“Cosmetic Alterations”), provided that (i) an Event of Default is not continuing, (ii) the Alterations do not materially reduce the value of the Premises, and (iii) the Alterations are performed in full compliance with the terms of Paragraphs 11.02 through 11.05 below.

11.02       Compliance with Laws; Insurance.  Any Alteration to the Premises shall be at Tenant’s sole cost and expense, in compliance with all applicable Laws and all requirements reasonably requested by Landlord, including, without limitation, the requirements of any insurer providing coverage for the Premises or the Project or any part thereof, and in accordance with plans and specifications approved in writing by Landlord.  Before Alterations may begin, valid building permits or other permits or licenses required must be furnished to Landlord, and, once the Alterations begin, Tenant will diligently and continuously pursue their completion.  Tenant shall maintain during the course of construction, at its sole cost and expense, builders’ risk insurance for the amount of the completed value of the Alterations on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as Landlord shall reasonably require in connection with the Alterations.  In addition to and without limitation on the generality of the foregoing, Tenant shall ensure that its contractor(s) and subcontractor(s) procure and maintain in full force and effect during the course of construction (i) a “broad form” commercial general liability and property damage policy of insurance naming Landlord and Tenant as additional insureds, and (ii) statutory worker’s compensation insurance, and employer’s liability insurance with a minimum limit of coverage of One Million Dollars ($1,000,000.00).  The limit of coverage of the aforesaid policy shall be, with respect to Tenant’s general contractor, Two Million Dollars ($2,000,000.00) for injury or death of one person in any one accident or occurrence and Two Million Dollars ($2,000,000.00) for injury or death of more than one person in any one accident or occurrence, and, with respect to subcontractors, One Million Dollars ($1,000,000.00) for injury or death of one person in any one accident or occurrence and not less than One Million Dollars ($1,000,000.00) for injury or death of more than one person in any one accident or occurrence, and, in either case, shall contain a severability of interest clause or a cross liability endorsement.  Such insurance shall further insure Landlord and Tenant against liability for property damage of One Million Dollars ($1,000,000.00).  The foregoing bodily injury and property damage limits may be carried on a combined single limit basis and may be provided in a combination of primary coverage and umbrella or excess coverage.  The insurance requirements with regard to Tenant’s contractors provided in this Paragraph are not intended, and shall not be construed, to limit the responsibility of Tenant set forth in this Lease in respect of insurance, Alterations or other matters.

11.03       No Fixtures.  All Alterations which are affixed to the Premises following the Commencement Date by Tenant at its expense, including, but not limited to, heating, lighting, electrical, air conditioning, fixed partitioning, drapery, wall covering and paneling, built-in cabinet work and carpeting installations made by Tenant, together with all property installed by Tenant following the Commencement Date at its expense that becomes an integral part of the Premises or the Buildings (but not Tenant’s Property as defined in Paragraph 14.02), shall be Tenant’s property during the Term of this Lease (and Tenant shall be entitled to all tax benefits therefrom to the extent paid for by Tenant), but shall not be deemed trade fixtures or Tenant’s Property and shall automatically become the property of Landlord upon the Expiration Date or the sooner termination of this Lease without the need for any additional documentation or any action on the part of Landlord or Tenant.

11.04       Phone and Cable Installations.  Tenant may install private telephone systems and/or other related computer or telecommunications equipment or lines or data center improvements in the Premises without Landlord’s prior written consent, except that, if such installation requires the making of Alterations for which consent is required, then Tenant shall comply with the terms of this Paragraph XI.

11.05       Consent for Certain Installations.  Notwithstanding anything herein to the contrary, before installing any equipment or lights which generate an undue amount of heat in the Premises, or if Tenant plans to use any high-power usage equipment in the Premises in excess of the existing electrical capacity of the Buildings in question or which, in Landlord’s good faith discretion, requires upgrades to the Building Systems or supplemental systems, Tenant shall obtain the written permission of Landlord, which permission shall not be unreasonably withheld, conditioned, or delayed.

11.06       Notification of Commencement.  Tenant agrees not to proceed to make any Alterations, notwithstanding consent from Landlord to do so, until Tenant notifies Landlord in writing of the date Tenant desires to commence construction or installation of such Alterations and Landlord has approved such date in writing, in order that Landlord may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Tenant’s improvements.  Tenant will at all times permit such notices to be posted and to remain posted until the completion of work.

11.07       Notice of Removal Obligations.  At the time of, and pursuant to, granting its consent to any Alterations, Landlord shall have the right to require in writing that such Alterations be removed from the Premises upon the expiration or sooner termination of this Lease; provided, however, that in no event shall Tenant be required to remove any alterations existing at the Premises as of the Commencement Date, and Tenant may remove Tenant’s Property as described under Paragraph 14.02.

Article XII

Maintenance and Repairs of Premises

12.01       Maintenance by Tenant.  Subject to the provisions of Paragraphs XXI and XXII, and except to the extent of the maintenance obligations of Landlord expressly provided in Paragraph 12.02, Tenant agrees to keep and maintain in a first class condition, at its sole expense, all aspects of the Buildings and the Project, including the Common Areas thereof, including, without limitation, the following: (i) interior glass, interior doors (door frames and door closers), interior lighting (including, without limitation, light bulbs and ballasts), all communications systems serving the Premises, Tenant’s signage, all interior leasehold improvements, interior painting and interior walls and floors data center, employee cafeteria, and employee gym, (ii) exterior windows, window frames, window casements, skylights, exterior doors (door frames and door closers), exterior lighting, the Systems, pavement, landscaping, internal building and landscaping sprinkler systems, down spouts, gutters, sidewalks, driveways, curbs, and lighting systems, (iii) furnishing of  all expendables, including light bulbs, paper goods and soaps, used in the Premises and the Project, and (iv) all of Tenant’s security systems in or about or serving the Premises.  Tenant shall during the entirety of the Term be responsible for the operation and maintenance of the employee cafeteria and any employee gym and other similar facilities, at Tenant’s sole cost and expense, notwithstanding anything to the contrary contained herein.

12.02       Maintenance by Landlord.  Landlord agrees to keep and maintain in a first class condition the foundation, the footings, the floor slab, the structure of the Buildings, and the roof (structure and membrane) of the Buildings.  In the event any of Landlord’s obligations under this Paragraph 12.02 include the making of repairs, replacements or improvements which would customarily be capitalized under industry standard commercial real estate accounting practices, then Landlord shall not make the same unless to do so would be consistent with Institutional Asset Management Practices.  Notwithstanding the provisions of Paragraph 12.01, in the event that, at any time during the Term, replacement of the HVAC unit located on the roof of any Building is appropriate under Institutional Asset Management Practices, Landlord shall, at Tenant’s written request, perform work relating to the replacement thereof, and the Expenses of which Tenant pays its Proportionate Share pursuant to Paragraph IV shall include the costs and expenses incurred by Landlord in connection therewith, amortized over the useful life of the replacement unit determined in accordance with Institutional Asset Management Practices, on a straight-line basis with an interest factor appropriate under such practices; provided, however, that in the case that any capital expenditure made pursuant to Paragraph 4.03.1(ii) is amortized over a period shorter than useful life determined pursuant to GAAP, in no event shall Expenses for any year include an amount greater that the actual costs savings achieved in such year.

12.03       Responsibility for Common Areas.  From and after the date that the Premises no longer include the entirety of all of the Buildings, Landlord shall, at its option, elect from time to time either to:  (i) operate, maintain and repair the entirety of the Common Areas; or (ii) designate certain portions in the Common Areas and facilities therein as areas and facilities that Tenant will continue to operate, maintain and repair, which may include, in the case of a renewal of this Lease as to the North, South, and West Buildings, the landscaped areas surrounding such Buildings and the courtyard between them and Jamaica Street; provided, however, that no such designation shall allocate to Tenant responsibilities in excess of those commensurate with the size and location of the remaining Premises.  Tenant shall pay a share of the Expenses of Landlord for such operation, maintenance and repair in accordance with the provisions of Paragraph IV as follows: (A) in the event of an election under clause (i), Tenant shall pay its Proportionate Share of all of such Expenses; and (B) in the event of an election under clause (ii), Tenant shall only be required to pay any share Expenses if, and in the proportion that, the Common Areas maintained by Tenant constitute less than its Proportionate Share of all the Common Areas, as determined by Landlord in a manner consistent with Institutional Asset Management Practices.  In the event that the Common Areas shall include areas within a Building (in accordance with Paragraph 2.03.1), the operation, maintenance and repair responsibilities of Landlord shall include those designated by Landlord relating to Building Common Areas and shared Building systems and facilities, which designation shall be consistent with Institutional Asset Management Practices.  Notwithstanding the performance by Landlord of the above responsibilities so designated, Tenant shall be required to pay its Proportionate Share of all reasonable, direct and actual costs and expenses paid or incurred by Landlord in respect of operation, maintenance, repair and replacements that were the responsibility of Tenant during the period that it occupied the entirety of all of the Buildings.

Article XIII

Landlord’s Insurance

13.01       Commercial General Liability Insurance.  Landlord shall secure and keep in force a “broad form” commercial general liability insurance and property damage policy covering the Project, insuring Landlord, and naming Tenant as an additional insured as relates to the indemnification obligations of Landlord provided in this Lease, against any liability arising out of the use, occupancy or maintenance of the Project, including the Common Areas.  Such policy shall be excess coverage  and shall have limits consistent with the coverage typically maintained from time to time under Institutional Asset Management Practices with limits not less than Three Million Dollars ($3,000,000.00) for injury or death of one person in any one accident or occurrence and in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of more than one person in any one accident or occurrence, shall include contractual liability coverage (which shall include broad form contractual coverage, including, to the extent available, coverage for Landlord’s indemnification obligations in this Lease), and shall contain a severability of interest clause or a cross liability endorsement.  The foregoing bodily injury and property damage limits may be carried on a combined single limit basis and may be provided in a blanket policy or in a combination of primary coverage and umbrella or excess coverage.  The limit of any insurance shall not limit the liability of Landlord hereunder.  Landlord shall provide to Tenant upon request a certificate or certificates of insurance for the insurance required under this Article XIII, pursuant to which the insurance carrier will endeavor to provide thirty (30) days notice to Tenant of any cancellation or reduction of coverage.  Such policies of insurance  shall be issued by an insurance company authorized to do business in the State of Colorado for the issuance of such type of insurance coverage and rated A-:VII or better in A.M. Best Company’s Key Rating Guide.

13.02       Real Property Insurance.  Landlord agrees to carry and maintain all-risk property insurance (with 100% replacement cost coverage without any coinsurance provisions or penalties with property values adjusted annually to reflect inflation consistent with Institutional Asset Management Practices such as the Marshall & Swift inflation index) covering the Buildings and the Project and Landlord’s property therein in an amount and with coverages consistent with Institutional Asset Management Practices.  Landlord may elect to carry such other additional insurance or higher limits as it reasonably deems appropriate, including (without limitation) rental loss coverage, as consistent with Institutional Asset Management Practices.  All of the premiums for such insurance shall be included within the expenses of which Tenant pays its Proportionate Share pursuant to Paragraph 4.02.2.  Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant’s Property or any Alterations, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.  This property policy of insurance shall be issued by an insurance company authorized to do business in the State of Colorado for the issuance of such type of insurance coverage and rated A-:VII or better in A.M. Best Company’s Key Rating Guide.

Article XIV

Tenant’s Insurance

14.01       Commercial General Liability Insurance.  Tenant shall, at Tenant’s expense, secure and keep in force a “broad form” commercial general liability insurance and property damage policy covering the Premises and the Project, insuring Tenant, and naming Landlord and Landlord’s lenders as additional insureds, against any liability arising out of the use, occupancy or maintenance of the Premises or the Project, including the Common Areas.  Such policy shall have limits of Three Million Dollars ($3,000,000.00) for injury or death of one person in any one accident or occurrence and in the amount of Three Million Dollars ($3,000,000.00) for injury or death of more than one person in any one accident or occurrence, shall include contractual liability coverage (which shall include broad form contractual coverage, including, to the extent available, coverage for Tenant’s indemnification obligations in this Lease), and shall contain a severability of interest clause or a cross liability endorsement and a per location endorsement pursuant to which the coverage available pursuant to this Lease will not be subject to reduction or exhaustion by reason of occurrences at locations other than the Project.  Such insurance shall further insure Landlord and Tenant against liability for property damage of One Million Dollars ($1,000,000.00).  Landlord may from time to time, but not more frequently than every five (5) years, require reasonable increases in any such limits if Landlord believes that additional coverage is necessary or desirable, but Landlord shall not require increases above the insurance limits typically required from time to time under Institutional Asset Management Practices.  The foregoing bodily injury and property damage limits may be carried on a combined single limit basis and may be provided in a combination of primary coverage and umbrella or excess coverage.  The limit of any insurance shall not limit the liability of Tenant hereunder.  Such policies of insurance shall be primary and not contributing with or in excess of coverage that Landlord may carry, by an insurance company authorized to do business in the State of Colorado for the issuance of such type of insurance coverage and rated A-:XII or better in A.M. Best Company’s Key Rating Guide.

14.02       Personal Property Insurance.  Tenant shall maintain all-risk property insurance on all of its personal property, furniture (including cubicles), furnishings, trade or business fixtures and equipment, and signage on or about the Premises, including (without limitation) Tenant’s telephone, computer and telecommunications systems, equipment and lines and the Rooftop Equipment (collectively, “Tenant’s Property”), a policy or policies of fire and extended coverage insurance.  Landlord shall have no interest in the insurance upon Tenant’s Property and will sign all documents reasonably necessary in connection with the settlement of any claim or loss by Tenant.  Landlord will not carry insurance on Tenant’s Property.  Tenant will administer any claims with its insurer relating to insurance on Tenant’s Property, and insurance benefits therefrom will be payable to Tenant.  Tenant acknowledges that, in light of its opportunity to insure Tenant’s Property and whether or not such insurance is carried, Tenant shall assume and be responsible for any and all loss of, damage to, and other claims in respect of Tenant’s Property from any cause whatsoever, and Tenant shall not made any claim against Landlord or any insurance carried by Landlord in respect of any such loss, damage or claim.

14.03       Worker’s Compensation Insurance; Employer’s Liability Insurance.  Tenant shall, at Tenant’s expense, maintain in full force and effect statutory worker’s compensation insurance, and employer’s liability insurance with a minimum limit of coverage of One Million Dollars ($1,000,000.00).

14.04       Evidence of Coverage.  Tenant shall deliver to Landlord certificates of insurance and any and all endorsements required herein for all insurance required to be maintained by Tenant.  Tenant shall, at least thirty (30) days prior to expiration of each policy, furnish Landlord with certificates of renewal or “binders” thereof.  Each certificate shall expressly provide the insurance carrier will endeavor to provide thirty (30) days notice to Landlord and the other parties named as additional insureds as required in this Lease of any cancellation or reduction of coverage such policies.

14.05       Self Insured Retention.  For so long as the Tenant under this Lease is CH2M HILL, Inc. or a purchaser of all or substantially all of the assets of the business operated by it as of the date hereof or a successor thereto by merger or consolidation (“CH2M HILL”), and provided and for so long as CH2M HILL shall maintain a net worth, determined in accordance with GAAP, of not less than $200 million (and shall provide to Landlord upon its written request financial statements (including via public filings) certified by an independent public accountant showing a net of at least such amount), the commercial general liability coverage provided by Tenant pursuant to this Lease may include a self-insured retention in an amount not to exceed $1,000,000.  With regard to any such self-insured retention, Tenant shall provide a defense to Landlord in respect of claims and liabilities arising from any occurrence on or about the Premises, the Buildings or the Project, generally in the manner as would have been provided by an insurance company if Tenant, instead of having such retention, had maintained full insurance coverage as provided in this Paragraph XIV with a third-party insurer and, in particular, shall not decline to provide a defense on the basis that Landlord or a Landlord’s Agent may have been negligent with regard to such occurrence.

Article XV

Indemnification

15.01       Landlord.  Tenant shall indemnify and hold harmless Landlord and Landlord’s agents, advisors, employees, partners, shareholders, directors, invitees and independent contractors (collectively, “Landlord’s Agents”) against and from any and all claims, liabilities, judgments, costs, demands, causes of action and expenses (including, without limitation, reasonable attorneys’ fees) arising from (i) any occurrence on or about the Premises, the Buildings or the Project, except to the extent arising by reason of the negligence or willful misconduct of Landlord or Landlord’s failure to perform its obligations expressly set forth in this Lease, by Tenant or Tenant’s Agents, and (ii) the negligence or willful misconduct of Tenant or Tenant’s Agents, or from any Default in the terms of this Lease by Tenant, and (iii) any action or proceeding brought on account of any matter in items (i) or (ii).  If any action or proceeding is brought against Landlord by reason of any such claim, upon notice from Landlord, Tenant shall defend the same at Tenant’s expense with counsel selected by Tenant.

15.02       Tenant.  Landlord shall indemnify and hold harmless Tenant and Tenant’s Agents (as defined in Paragraph 8.01) against and from any and all claims, liabilities, judgments, costs, demands, causes of action and expenses (including, without limitation, reasonable attorneys’ fees) arising from (i) the negligence or willful misconduct of Landlord or Landlord’s Agents, and (ii) a failure of Landlord to perform its obligations under this Lease which has continued after notice and expiration of the applicable cure period.  If any action or proceeding is brought against Tenant by reason of any such claim, upon notice from Tenant, Landlord shall defend the same at Landlord’s expense with counsel selected by Landlord.

15.03       No Impairment of Insurance.  The foregoing indemnities shall not relieve any insurance carrier of its rights or obligations under any policies required to be carried by either party pursuant to this Lease, to the extent that such policies cover the peril or occurrence that results in the claim that is subject to the foregoing indemnity.

15.04       Survival.  The obligations of under this Paragraph shall survive any termination of this Lease.

Article XVI

Subrogation

Notwithstanding anything to the contrary in this Lease, Landlord and Tenant hereby mutually waive any claim against the other and its Agents for any loss or damage to any of their property located on or about the Premises, the Buildings or the Project that is caused by or results from perils covered by property insurance carried by the respective parties or required to be carried under this Lease, whether or not due to the negligence of the other party or its Agents.  Because the foregoing waivers will preclude the assignment of any claim by way of subrogation to an insurance company or any other person, each party now agrees to immediately give to its insurer written notice of the terms of these mutual waivers, if and to the extent required under the applicable policies, and shall have their insurance policies endorsed, if and to the extent so required, to prevent the invalidation of the insurance coverage because of these waivers.  Nothing in this Paragraph XVI shall relieve a party of liability to the other for failure to carry insurance required by this Lease.

Article XVII

Signage

Subject in all cases to applicable Laws, Tenant shall have exclusive rights to signage on the exterior and interior of each Building the entirety of which is included in the Premises.  Any exterior Building signage shall be maintained at the locations and dimensions existing as of the Commencement Date or as Landlord may otherwise approve in writing, such approval not to be unreasonably withheld.  For so long as the Premises include the entirety of all of the Buildings, Tenant shall also have exclusive rights relating to the existing monument signage for the Project (the “Monument Signage”).  Landlord shall not permit any other exterior signage at the Project for so long as the Premises include the entirety of all of the Buildings.  If the Premises do not include all thereof, Landlord may install or permit installation of exterior signage for another tenant or occupant of the Project of a character and quality consistent with Tenant’s signage and Institutional Asset Management Practices.  Landlord shall not permit any of the companies listed on Exhibit E hereto to have any exterior signage, as long as Tenant leases some or all of the Buildings, regardless of the amount of space the competitor may lease in the Project.  Notwithstanding the foregoing, Landlord shall have the right to place signage, and decals at exterior entrances, identifying Landlord and/or Landlord’s managing agent, in a manner consistent with Institutional Asset Management Practices.

Article XVIII

Rooftop Equipment

18.01       Rooftop Equipment.  Tenant shall have the right to the use of space on the roof of any Building from time to time included in the Premises for the installation, use, maintenance and repair of supplemental cooling units, backup generators, antennae, satellite, microwave dishes or other telecommunication devices, or any other similar equipment, together with all related equipment, mountings and supports (collectively, “Rooftop Equipment”).  Tenant may, without Landlord’s consent, continue to maintain in place the Rooftop Equipment existing as of the Commencement Date.  Tenant shall obtain Landlord’s prior written approval of the installation of any new or replacement Rooftop Equipment, which approval shall not be unreasonably withheld or delayed.  Tenant shall be responsible at its expense throughout the Term to remedy any leaks or damage to the roof caused by the installation or maintenance of the Rooftop Equipment, and at the end of the Term to remove all of the Rooftop Equipment and to restore the roof to a sound and watertight condition, in each case using Landlord’s roofing contractor.

18.02       Installation and Maintenance.  Landlord shall make available to Tenant access to the roof for the construction, installation, maintenance, repair, operation and use of the Rooftop Equipment.  All work in connection with the installation of such Rooftop Equipment, including core drilling, if required, shall be performed at Tenant’s sole cost and expense, including the cost of a fire watch and related supervisory costs relating to any core drilling, which shall be performed in such a manner as Landlord shall reasonably prescribe.  References in this Paragraph 18.02 to the Rooftop Equipment shall be deemed to include such riser and the electrical and telecommunication conduits therein.  Tenant shall use and maintain the Rooftop Equipment so as not to damage to or interfere with the operation of the Buildings, including the Systems.  The installation of any Rooftop Equipment shall constitute an Alteration and shall be performed at Tenant’s sole cost and expense (including any costs and expenses in connection with reinforcing the roof of the Buildings, if required) in accordance with and subject to the provisions of Paragraph XI.  All of the provisions of this Lease shall apply to the installation, use and maintenance of the Rooftop Equipment, including all provisions relating to compliance with Laws (including all FCC rules and regulations), insurance, indemnity, repairs and maintenance.  The Rooftop Equipment shall be treated for all purposes of this Lease as Tenant’s Property.

18.03       No Project Interference.  In the event the use of any rooftop equipment by any other tenant or occupant of the Project interferes with or disturbs the use or operation of the Rooftop Equipment, then promptly following a written request by Tenant, Landlord shall use commercially reasonable efforts to resolve such interference or disturbance, in a manner consistent with Institutional Asset Management Practices.

18.04       Tenant’s Obligations.  Tenant shall (i) be solely responsible for any damage caused as a result of the use of the Rooftop Equipment, (ii) promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Laws or insurance requirements relating to the installation, maintenance or use of the Rooftop Equipment, and (iii) promptly comply with all precautions and safeguards reasonably required by Landlord’s insurance company and all governmental authorities relating to the Rooftop Equipment.

Article XIX

Free From Liens

Tenant shall keep the Premises, the Buildings and the Project free from any liens arising out of any work performed, material furnished or obligations incurred by or for Tenant.  In the event that Tenant shall not, within twenty (20) days after Tenant obtains knowledge of the imposition of any such lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have in addition to all other remedies provided herein and by law the right but not the obligation to cause same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien.  All such sums paid by Landlord and all expenses incurred by it in connection therewith (including, without limitation, attorneys’ fees) shall be payable to Landlord by Tenant upon demand.  Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law or that Landlord shall deem proper for the protection of Landlord, the Premises, the Buildings and the Project, from mechanics’ and materialmen’s liens.  Tenant shall give to Landlord advance notice of commencement of any repair or construction on the Premises in accordance with Paragraph 11.06.

Article XX

Entry By Landlord

Tenant shall permit Landlord and Landlord’s Agents to enter into and upon the Premises at all reasonable times, upon twenty-four (24) hours’ prior notice (except in the case of an emergency, for which no notice shall be required), and subject to Tenant’s reasonable security arrangements and without unreasonably disrupting Tenant’s business, for the purpose of inspecting the same or showing the Premises to prospective purchasers, lenders or, during the last twenty-four (24) months of the Term, tenants, or to alter, improve, maintain and repair the Premises or the Buildings as required or permitted by Landlord under the terms hereof, or for any other business purpose, without any rebate of Rent and without any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned (except for actual damages resulting from the negligence or willful misconduct of Landlord or its agents or contractors); and Tenant shall permit Landlord to post notices of non-responsibility and ordinary “for sale” and, during the last twenty-four (24) months of the Term, “for lease,” signs.  No such entry shall be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises.  Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure in the case of an emergency.

Article XXI

Destruction and Damage

21.01       Restoration.  If all or a portion of the Premises and/or the Common Areas shall be partially or totally damaged or destroyed by fire or other casualty, then, unless this Lease is terminated as hereinafter provided, Landlord shall perform Landlord’s Restoration Work (as hereinafter defined) with reasonable dispatch and continuity.  “Landlord’s Restoration Work” shall include all of the work necessary to repair and restore the Premises (excluding the Alterations made by or on behalf of Tenant following the date of this Lease) to substantially the same condition as that in which they were in immediately prior to the happening of the fire or other casualty and to restore or construct appropriate Common Areas.  Landlord’s Restoration Work shall not include the repair or restoration of any Tenant’s Property or any Alterations made by or on behalf of Tenant following the date of this Lease.

21.02       Termination Rights.  If all or a portion of the Premises and/or the Common Areas shall be damaged or destroyed by fire or other casualty, then, Landlord, within thirty (30) days after the occurrence of the fire or other casualty or as soon thereafter as practicable, shall furnish to Tenant an estimate (the “Restoration Estimate”), prepared and certified by a licensed architect selected by Landlord and experienced with projects similar to the Project, of the date (the “Estimated Date”) by which Landlord’s Restoration Work shall be completed.  If the Estimated Date shall be a date later than eighteen (18) months after the date of the fire or other casualty, or in the event that the casualty is not insured by insurance carried by Landlord (but only if Landlord was carrying, as of the date of the casualty, insurance as required by this Lease and in all other respects consistent with Institutional Asset Management Practices as in effect at the time of the casualty), or in the event there is a shortfall of ten percent (10%) or more between the proceeds from insurance carried by Landlord (or the proceeds that would have been received if Landlord had been carrying, as of the date of the casualty, insurance as required by this Lease and in all other respects consistent with Institutional Asset Management Practices as in effect at the time of the casualty) and the anticipated cost to restore the casualty (and Landlord determines that it will not cover such shortfall), then either Tenant or Landlord may, at its option, terminate this Lease by giving written notice to the other within thirty (30) days after Tenant’s receipt of the Restoration Estimate.  In any case where the Restoration Estimate does not give rise to a termination right as aforesaid (as well as any case where Tenant does not elect to exercise its termination right as aforesaid), Tenant shall have the right to terminate this Lease, if for any reason, Landlord’s Restoration Work is not completed within a period ending three (3) months after the Estimated Date, with such period subject to extension for force majeure (provided that force majeure shall not include shortages in labor or materials for which commercially reasonable alternatives were available to Landlord).  Tenant may exercise the termination right described in the preceding sentence by delivering written notice thereof to Landlord at any time following the end of such period and prior to the date Landlord completes Landlord’s Restoration Work.  If Tenant or Landlord terminates this Lease as provided in this Paragraph 21.02, then such termination shall be effective on the date specified in the notice of termination, but no later than twelve (12) months after the date of such notice, as if said date were the date fixed for the expiration of the Term, provided that as to any portion of the Premises which is not rendered untenantable by the casualty, either party shall give the other not less than twelve (12) months advance notice of termination.

21.03       Damage Late in the Term.  Notwithstanding anything to the contrary contained above, in the event of damage to the Premises occurring during the last twelve (12) months of the Term of this Lease as then in effect (including a Renewal Term, if Tenant has previously validly exercised the respective Renewal Option), either Landlord or Tenant may, within thirty (30) days after the date of the casualty by written notice to the other, elect to terminate this Lease as to the portion of the Premises rendered untenantable or, as to any Building fifty percent (50%) or more of which is rendered untenantable, the entire such Building.  If this Lease is so terminated as to less than all of the Premises, the Rent hereunder shall be reduced for the remainder of the Term in proportion to the remaining Premises covered by this Lease.

21.04       Abatement.  In the event Landlord is required to repair and restore the damaged portions of the Project following a casualty event, the monthly installments of Rent shall be abated proportionately in the ratio which Tenant’s use of the Premises is impaired from the date of the casualty and continuing during the period of such repair or restoration.  Except as expressly provided in the immediately preceding sentence with respect to abatement of Rent, Tenant shall have no claim against Landlord for, and hereby releases Landlord and Landlord’s Agents from responsibility for and waives its entire claim of recovery for any cost, loss or expense suffered or incurred by Tenant as a result of any damage to or destruction of the Premises or the Project or the repair or restoration thereof, including, without limitation, any cost, loss or expense resulting from any loss of use of the whole or any part of the Premises or the Project and/or any inconvenience or annoyance occasioned by such damage, repair or restoration.

Article XXII

Condemnation

22.01       Condemnation.  Landlord may, at its option, terminate this Lease as of the date title vests in the condemning party in the event that either (i) twenty-five percent (25%) or more of either the Premises or the Project is taken for any public or quasi-public purpose by any lawful governmental power or authority, by exercise of the right of appropriation, inverse condemnation, condemnation or eminent domain, or sold to prevent such taking (each such event being referred to as a “Condemnation”), or (ii) such portion of the parking facilities for the Project shall be so taken, and Landlord is not able to obtain or construct replacement parking facilities, as to render twenty-five percent (25%) or more of either the Premises or the Project no longer legally usable for general office purposes.  Tenant may, at its option, terminate this Lease as of the date title vests in the condemning party in the event that either (A) twenty-five percent (25%) or more of the Premises, or the entirety of any individual Building leased by Tenant is so taken, or (B) such portion of the parking facilities for the Project shall be so taken, and Landlord is not able to obtain or construct replacement parking facilities, as to render twenty-five percent (25%) or more of either the Premises no longer legally usable for general office purposes.  If either party elects to terminate this Lease as provided herein, such election shall be made by written notice to the other party given within thirty (30) days after the nature and extent of such Condemnation have been finally determined.  If neither Landlord nor Tenant elects to terminate this Lease as permitted above, Landlord shall promptly proceed to restore the Premises, to the extent of any Condemnation award received by Landlord, to substantially the same condition as existed prior to such Condemnation (including any Alterations), allowing for the reasonable effects of such Condemnation, and a proportionate abatement shall be made to the Rent corresponding to the time during which, and to the portion of the floor area of the Premises (adjusted for any increase thereto resulting from any reconstruction) of which, Tenant is deprived on account of such Condemnation and restoration, as reasonably determined by Landlord.  Except as expressly provided in the immediately preceding sentence with respect to abatement of Rent, or a breach of Landlord’s obligations under this Paragraph XXII, Tenant shall have no claim against Landlord for, and hereby releases Landlord and Landlord’s Agents from responsibility for and waives its entire claim of recovery for any cost, loss or expense suffered or incurred by Tenant as a result of any Condemnation or the repair or restoration of the Premises, the Buildings or the Project or the parking lot following such Condemnation, including, without limitation, any cost, loss or expense resulting from any loss of use of the whole or any part of the Premises, the Buildings, the Project or the parking lot and/or any inconvenience or annoyance occasioned by such Condemnation, repair or restoration.

22.02       Condemnation Proceeds.  Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection with the taking, pursuant to any Condemnation, of the Buildings, the land on which the Project is located and all improvements thereon.  Tenant shall be entitled to make a separate claim to the condemning authority for an award separately allocated by the condemning authority to Tenant for Tenant’s moving and other relocation expenses and the value of Tenant’s Property, so long as such award does not reduce the amount payable by the condemning authority to Landlord.

Article XXIII

Assignment and Subletting

23.01       Assignment.  Tenant (i) shall not mortgage, pledge, hypothecate or encumber this Lease or any interest herein; (ii) may assign its entire interest in this Lease or sublease the Premises or any part thereof or allow another person to occupy or use the Premises or a portion thereof, with the prior written consent of Landlord (which shall not be unreasonably withheld or delayed) as provided below in this Paragraph or as permitted without consent pursuant to Paragraph 23.02; and (iii) shall not otherwise transfer an interest in this Lease or any right or privilege appurtenant thereto.  No assignment or other transfer of this Lease or an interest herein shall relieve Tenant of any liability hereunder.  If Tenant desires to request Landlord’s consent to an assignment or subletting, Tenant shall, no less than thirty-five (35) days prior to the proposed effective date, deliver to Landlord by certified mail or overnight delivery by a recognized national courier service a written request for consent accompanied by full particulars concerning the proposed assignment or sublease, including the following:  the name and address of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant; a copy of the proposed sublease or assignment agreement, including all material terms and conditions thereof and a description of all monetary or other consideration payable in connection therewith; financial statements of the proposed assignee or subtenant certified by an independent public accountant if available and prepared in accordance with GAAP; pertinent information appropriate for Landlord to determine the credit, character, reputation, experience and business standing of the proposed assignee or subtenant; and such further information as Tenant deems pertinent or Landlord may reasonably request.  Landlord shall within twenty (20) days of receipt of the foregoing request for consent either (x) consent to the proposed assignment or sublease, or (y) refuse its consent to the proposed assignment or sublease, provided that such consent shall not be unreasonably withheld, conditioned or delayed.  Landlord shall respond to Tenant’s request within twenty (20) days following receipt of the request and such particulars.  In the event Landlord fails to respond within such period (and provided that Tenant shall have requested consent by certified mail or overnight delivery as provided above), Landlord’s failure to respond shall be deemed to constitute Landlord’s consent.

23.02       Tenant Affiliate.  Without limiting the foregoing, Tenant may sublet the Premises or assign this Lease to a Tenant Affiliate.  As used herein, “Tenant Affiliate” means (i) an entity controlling, controlled by or under common control with CH2M Hill, Inc. or one of its Successors (as defined below), (ii) any entity engaged in a joint venture with CH2M Hill, Inc. or one of its Successors, (iii) a successor corporation related to CH2M Hill, Inc. by merger, consolidation or reorganization (“Successor”), or (iv) a purchaser of substantially all of CH2M Hill, Inc.’s assets (also a “Successor”); and a party shall be deemed to “control” another party for purposes of the definition contained in the aforesaid clause (i) only if the first party owns fifty percent (50%) or more of the stock or other beneficial interests of the second party.  Notwithstanding the foregoing, following an assignment or sublease permitted without consent pursuant to this Paragraph, either of the following shall constitute an assignment requiring the consent of Landlord:  (A) in the case of a transfer to a Tenant Affiliate under clause (i), any subsequent transfer of ownership or control of a party which results if the cessation of the control on the basis of which the transfer was permitted without consent; and (B) in the case of a transfer under clause (ii), such entity ceases to be engaged in such joint venture.  Tenant shall provide

Landlord with written notice of any assignment or sublease to a Tenant Affiliate within ten (10) days prior to the effective date thereof, together with copies of all documents evidencing such transfer, including without limitation, all formation documents of the Tenant Affiliate and any other documents reasonably requested by Landlord, and in the case of an assignment to a Tenant Affiliate, Tenant shall deliver to Landlord an assignment on terms reasonably acceptable to Landlord pursuant to which the Tenant Affiliate assumes and agrees to perform all of the obligations of the Tenant under this Lease.

23.03       Tenant to Remain Liable.  Notwithstanding any assignment of this Lease, Tenant shall at all times remain fully responsible and liable for the payment of the Rent and for compliance with all of Tenant’s other obligations under this Lease.

23.04       Profits.  Landlord shall be entitled to, as additional rent, fifty percent (50%) of any Profits (as defined below) actually received by Tenant pursuant to any assignment or sublease other than to a Tenant Affiliate.  Whenever Landlord is entitled to share in any excess income resulting from an assignment or sublease of the Premises, the following shall constitute the definition of “Profits”: the gross revenue received from the assignee or sublessee during the sublease or the assignment with respect to the space covered by the sublease or the assignment (“Transferred Space”) less:  (i) with respect to a sublease only, the gross revenue paid to Landlord by Tenant during the period of the sublease term with respect to the Transferred Space; (ii) the gross revenue as to the Transferred Space paid to Landlord by Tenant for all days the Transferred Space was vacated beginning from the date that Tenant first vacated the Transferred Space until the date the assignee or sublessee was to pay Rent; (iii) any improvement allowance or other economic concession (planning allowance, moving expenses, etc.), paid by Tenant to sublessee or assignee; (iv) brokers’ commissions and attorneys’ fees paid by Tenant in connection with the sublease or assignment; (v) lease takeover payments; (vi) costs of advertising the space for sublease or assignment; and (vii) any other costs actually paid in assigning or subletting the Transferred Space; provided, however, under no circumstance shall Landlord be paid any Profits until Tenant has recovered all the items set forth in subparts (i) through (vii) for such Transferred Space, it being understood that if in any year the gross revenues, less the deductions set forth in subparts (i) through (viii) above (the “Net Revenues”) are less than any and all costs actually paid in assigning or subletting the affected space (collectively “Transaction Costs”), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from Net Revenues with the procedure repeated until a Profit is achieved.

23.05       Credit Union Sublease.  Tenant hereby represents and warrants to Landlord that a lease of a portion of the Project to Addison Avenue Federal Credit Union (the “Credit Union”) is in effect upon the terms set forth in (i) the Office Lease Agreement between Tenant, as landlord, and the Credit Union, as tenant, dated March 29, 2006, (ii) the First Amendment to Office Lease Agreement between Tenant and the Credit Union dated September 17, 2007 and (iii) the Second Amendment to Office Lease Agreement dated September 18, 2007 (such lease, as so amended, the “Credit Union Sublease”), and that the copies thereof heretofore delivered by Tenant to Landlord are accurate and complete in all respects.  The Credit Union Sublease shall remain in effect as a sublease between Tenant and the Credit Union, and Tenant agrees to fully perform the obligations of the Landlord set forth therein throughout the term of the Credit Union Sublease.  Tenant hereby represents and warrants to Landlord that (A) no provisions of the Credit Union Sublease, or the exercise by either party thereto of the rights set forth pursuant thereto, or the performance by either party of its obligations thereunder shall conflict will or in any manner result in a breach of this Lease; and (B) no portion of the term of the Credit Union Sublease (including any option or renewal term thereunder) shall extend beyond the Term of this Lease.  Tenant agrees that it shall, upon the end of the Term of this Lease (including following the end of any Renewal Option), surrender possession of the Premises to Landlord free of any occupancy right under the Credit Union Sublease and free of actual occupancy by the Credit Union or any person or entity claiming under or through it.  The indemnification obligations of Tenant set forth in Paragraph 15.02 shall extend to and include, without limitation, any breach or failure of any of the representations, warranties and covenants of Tenant set forth in this Paragraph.

Article XXIV

Tenant’s Default

The occurrence of any one of the following events shall constitute an event of default on the part of Tenant (“Default”):

24.01       Abandonment.  The abandonment of the Premises without payment of rent;

24.02       Payment Failure.  Failure to pay any installment of Rent or other monies due hereunder, said failure continuing for a period of five (5) business days after Tenant’s receipt of written notice that the same is due;

24.03       Assignment to Creditors.  A general assignment by Tenant for the benefit of creditors;

24.04       Bankruptcy.  The filing of a voluntary petition in bankruptcy by Tenant, the filing by Tenant of a voluntary petition for an arrangement, the filing by or against Tenant of a petition, voluntary or involuntary, for reorganization, or the filing of an involuntary petition by the creditors of Tenant, said involuntary petition remaining undischarged for a period of ninety (90) days;

24.05       Receivership.  Receivership, attachment, or other judicial seizure of substantially all of Tenant’s assets on the Premises, such attachment or other seizure remaining undismissed or undischarged for a period of ninety (90) days after the levy thereof;

24.06       Breach of Covenant.  Failure in the performance of any of Tenant’s covenants, agreements or obligations hereunder (except those failures specified as events of Default in any other subparagraphs of this Paragraph XXIV, which shall be governed by such other Paragraphs) or any breach by Tenant of any representation or warranty set forth in this Lease or any document delivered pursuant hereto, which failure or breach continues for thirty (30) days after written notice thereof from Landlord to Tenant, provided that, if Tenant has exercised reasonable diligence to cure such failure or breach and such failure or breach cannot be cured within such thirty (30) day period despite reasonable diligence, Tenant shall not be in default under this subparagraph so long as Tenant thereafter diligently and continuously prosecutes the cure to completion;

24.07       Tenant’s Insurance.  Any failure of Tenant to maintain insurance, deliver evidence to Landlord thereof, in any other respect breach Tenant’s obligations set forth in this Lease with regard to insurance, which failure continues for ten (10) days after written notice thereof from Landlord to Tenant; or

24.08       Failure to Discharge Lien.  Any failure by Tenant to discharge any lien or encumbrance placed on the Project or any part thereof in violation of this Lease within twenty (20) days after the date Tenant obtains knowledge that such lien or encumbrance has been filed or recorded against the Project or any part thereof.

Article XXV

Landlord’s Remedies

25.01       Termination.  In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate.  In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

25.01.1         the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus

25.01.2         the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

25.01.3         the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

25.01.4         such reasonable attorneys’ fees incurred by Landlord as a result of a Default, and costs in the event suit is filed by Landlord to enforce such remedy.

As used in Paragraph 25.01.1 and 25.01.2 above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to the Default Rate or the maximum rate permitted by law, whichever is less.  As used in Paragraph 25.01.3 above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of Denver at the time of award, plus one percent (1%).

25.02       Continuation of Lease.  In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due.  If Landlord elects to continue this Lease in effect, Tenant shall have the rights to assign and sublease as provided in Paragraph XXIII, and Landlord shall have no duty whatsoever to attempt to relet the Premises or otherwise reduce or mitigate the damages resulting from

Tenant’s Default, unless imposed by law.  However, if Landlord elects to terminate this Lease in accordance with Paragraph 25.01, the amount of damages recoverable  by Landlord shall be determined by reference to rental loss that could have been avoided, in the manner provide in such Paragraph.  Only an express written notice of termination given by Landlord shall terminate this Lease.  Without limiting the generality of the foregoing, for purposes of this Paragraph 25.02, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

25.02.1         Acts of maintenance or preservation or efforts to relet the Premises, including, but not limited to, alterations, remodeling, redecorating, repairs, replacements and/or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

25.02.2         The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

25.03       Cumulative Remedies.  The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity.

25.04       No Surrender.  No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord.  The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger take place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant’s estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do.

Article XXVI

Landlord’s Right to Perform Tenant’s Obligations

26.01       Performance by Landlord.  Without limiting the rights and remedies of Landlord contained in Paragraph XXV above, if Tenant shall be in material Default in the performance of any of the terms, provisions, covenants or conditions to be performed or complied with by Tenant pursuant to this Lease, then Landlord may at Landlord’s option, without any obligation to do so, and without notice to Tenant perform any such term, provision, covenant, or condition, or make any such payment and Landlord by reason of so doing shall not be liable or responsible for any loss or damage thereby sustained by Tenant or anyone holding under or through Tenant or any of Tenant’s Agents.

26.02       Emergency Performance by Landlord.  Without limiting the rights of Landlord under Paragraph 26.01 above, Landlord shall have the right at Landlord’s option, without any obligation to do so, to perform any of Tenant’s covenants or obligations under this Lease without notice to Tenant in the case of an emergency, as determined by Landlord in its reasonable judgment, or if Landlord otherwise determines in its reasonable discretion that such performance is necessary or desirable for the preservation of the rights and interests or safety of other tenants of the Buildings or the Project.

26.03       Tenant Reimbursement.  If Landlord performs any of Tenant’s obligations hereunder in accordance with this Paragraph XXVI, the reasonable amount of the cost and expense incurred or the payment so made or the amount of the loss so sustained shall immediately be owing by Tenant to Landlord, and Tenant shall promptly pay to Landlord upon demand, as Additional Rent, the reasonable cost thereof.

Article XXVII

Tenant’s Right to Perform Landlord’s Obligations; landlord’s liability

27.01       Tenant’s Right To Perform Landlord’s Obligations.  In the event that Landlord fails to perform any obligation of Landlord under this Lease, Tenant may provide written notice of such failure to Landlord.  Landlord shall have thirty (30) days after receipt of any such notice to cure such failure, provided that, if Landlord has exercised reasonable diligence to cure such failure or breach and such failure or breach cannot be cured within such thirty (30) day period despite reasonable diligence, Landlord shall not be in default under this Paragraph so long as Landlord thereafter diligently and continuously prosecutes the cure to completion.  If Landlord fails to cure such failure within the aforesaid thirty (30) day (or, if applicable, longer) period, and if such failure on the part of Landlord materially impairs Tenant’s ability to conduct its business operations in the Premises or otherwise constitutes a threat of imminent damage to persons or property, then Tenant shall have the right to take such actions as may be reasonably required to cure such failure.  Landlord shall, within thirty (30) days following written request, reimburse Tenant for the actual costs incurred by Tenant in effectuating a cure in accordance with this Paragraph XXVII.  If Landlord fails to do so, Tenant may pursue legal action to recover such sum from Landlord, and Tenant agrees that it will not have any right to, and shall not, apply any such amounts as an offset, credit, reduction or abatement against Rent or any other amounts due to Landlord under this Lease.

27.02       Landlord’s Liability.  Notwithstanding anything contained herein to the contrary, it is specifically understood and agreed that there shall be no personal liability of Landlord in respect of any of the terms, covenants, conditions or provisions of this Lease, and in the event of a breach or default by Landlord of any of its liabilities and obligations under this Lease, Tenant and any persons claiming by, through or under Tenant shall look solely to the equity of the Landlord in the Project and all sale, financing, condemnation, rent and other proceeds from the Project for the satisfaction of Tenant’s and such persons’ remedies and claims for damages.

Article XXVIII

Attorneys’ Fees

If either party hereto fails to perform any of its obligations under this Lease or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Lease, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.  Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment.

Article XXIX

Taxes

Tenant shall be liable for and shall pay, prior to delinquency, all taxes levied against Tenant’s Property.  If any Alteration installed by Tenant or any of Tenant’s Property is assessed and taxed with the Project or the Buildings, Tenant shall pay such taxes to Landlord within thirty (30) days after delivery to Tenant of a statement therefor.

Article XXX

Effect of Conveyance

The term “Landlord” as used in this Lease means, from time to time, the then current owner of the Buildings or the Project containing the Premises, so that, in the event of any sale of the Buildings or the Project, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing thereafter, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale, that the purchaser of the Buildings or the Project has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder accruing after such sale.

Article XXXI

Estoppel Certificate

From time to time, within ten (10) days after written request of either Landlord or Tenant, the party receiving such request shall execute, acknowledge and deliver to the requesting party or its designee, an Estoppel Certificate in substantially the form attached hereto as Exhibit D and with any other statements reasonably requested by the requesting party or its designee.  Any such Estoppel Certificate delivered pursuant to this Paragraph XXXI may be relied upon by a prospective purchaser of Landlord’s interest or a mortgagee of Landlord’s interest or assignee of any mortgage upon Landlord’s interest in the Premises, or by any potential assignee or subtenant of Tenant.

Article XXXII

Subordination

Subject to Tenant’s receipt of a non-disturbance agreement as provided below, this Lease, and all rights of Tenant hereunder, shall be subject and subordinate to all ground leases, overriding leases and underlying leases affecting the Buildings or the Project now or hereafter existing and each of the terms, covenants and conditions thereto (the “Superior Lease(s)”), and to all mortgages which may now or hereafter affect the Buildings, the Project or any of such leases and each of the terms, covenants and conditions thereto (the “Superior Mortgage(s)”), whether or not such mortgages shall also cover other lands, buildings or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and spreaders and consolidations of such mortgages.  As used herein the lessor of a Superior Lease or its successor in interest is herein called “Superior Lessor”; and the holder of a Superior Mortgage is herein called “Superior Mortgagee.”  Landlord represents and warrants that, as of the Lease Date, there are no Superior Leases or Superior Mortgages in effect.  In connection with any Superior Lease or Superior Mortgage becoming effective following the Lease Date, the Superior Lessor or Superior Mortgagee and Tenant shall enter into a non-disturbance agreement on the form of the Superior Lessor or Superior Mortgagee, with customary modifications thereto reasonably acceptable to Tenant, whereby the holder of such Superior Lease or Superior Mortgage agrees that Tenant, upon paying the Base Rent and all of the Additional Rent and other charges herein provided for, and observing and complying with the covenants, agreements and conditions of this Lease on its part to be observed and complied with, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Lease (including any renewal terms), upon and subject to the terms and conditions set forth in such agreement.

Article XXXIII

Environmental Covenants

33.01       Definition of Hazardous Materials.  As used in this Lease, the term “Hazardous Materials” shall mean and include any substance that is or contains:  (i) any “hazardous substance” as now or hereafter defined in § 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) (42 U.S.C. § 9601 et seq.) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act, as amended (“RCRA”) (42 U.S.C. § 6901 et seq.) or any regulations promulgated under RCRA; (iii) any substance now or hereafter regulated by the Toxic Substances Control Act, as amended (“TSCA”) (15 U.S.C. § 2601 et seq.) or any regulations promulgated under TSCA; (iv) petroleum, petroleum by-products, gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos-containing material, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) lead and lead-containing materials; or (viii) any additional substance, material or waste (A) the presence of which on or about the Premises (1) requires reporting, investigation or remediation under any Environmental Laws (as hereinafter defined), (2) causes or threatens to cause a nuisance on the Premises or any adjacent area or property or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent area or property, or

(3) which, if it emanated or migrated from the Premises, could constitute a trespass, or (B) which is now or is hereafter classified or considered to be hazardous or toxic under any Environmental Laws.

33.02       Definition of Environmental Laws.  As used in this Lease, the term “Environmental Laws” shall mean and include:  (i) CERCLA, RCRA and TSCA; and (ii) any other federal, state or local laws, ordinances, statutes, codes, rules, regulations, orders or decrees now or hereinafter in effect relating to (A) pollution, (B) the protection or regulation of human health, natural resources or the environment, (C) the treatment, storage or disposal of Hazardous Materials, or (D) the emission, discharge, release or threatened release of Hazardous Materials into the environment.

33.03       Tenant Use.  Tenant agrees that during its use and occupancy of the Premises it will:  (i) not (A) permit Hazardous Materials to be present on or about the Premises except in a manner and quantity necessary for the ordinary performance of Tenant’s or its subtenants’ businesses or (B) release, discharge or dispose of any Hazardous Materials on, in, at, under, or emanating from, the Premises, the Buildings or the Project (except for de minimis amounts of products containing small quantities of Hazardous Materials which products are of a type customarily found in offices and in full compliance with any Environmental Laws); (ii) comply with all Environmental Laws relating to the use of Hazardous Materials on or about the Premises by Tenant or Tenant’s Agents and not engage in or permit others to engage in any activity at the Premises in violation of any Environmental Laws; and (iii) immediately notify Landlord of (A) any inquiry, test, investigation or enforcement proceeding by any governmental agency or authority against Tenant, Landlord or the Premises, the Buildings or the Project relating to any Hazardous Materials or under any Environmental Laws of which Tenant receives notice or (B) the occurrence of any event or existence of any condition that would cause a breach of any of the covenants set forth in this Paragraph XXXIII.

33.04       Remediation.  If Tenant’s use of Hazardous Materials on or about the Premises during the Term results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises, the Buildings or the Project, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with:  (i) the requirements of (A) all Environmental Laws and (B) any governmental agency or authority responsible for the enforcement of any Environmental Laws; and (ii) any additional requirements of Landlord that are reasonably necessary to protect the value of the Premises, the Buildings or the Project.

33.05       Inspection; Access.  Upon twenty-four (24) hours’ prior notice, which may be telephonic, and subject to Tenant’s reasonable security requirements (except in the case of an emergency in which case no notice shall be required), Landlord may inspect the Premises and surrounding areas for the purpose of determining whether there exists on or about the Premises any Hazardous Material or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws.  Such inspections may include, but are not limited to, entering the Premises or adjacent property with drill rigs or other machinery for the purpose of obtaining laboratory samples.  Landlord shall not be limited in the number of such inspections during the Term of this Lease; provided, however, that Landlord shall use reasonable efforts in minimizing disruption to Tenant’s business operations in the Premises in scheduling and conducting any such inspections.  Such inspections shall be at Landlord’s sole cost and expense; provided, however, that in the event (i) such inspections reveal the presence of any such Hazardous Material or other condition or activity caused by Tenant or Tenant’s Agents in violation of the requirements of this Lease or of any Environmental Laws, or (ii) Tenant or its Agents contribute or knowingly consent to the presence of any Hazardous Materials in, on, under, through or about the Premises, the Buildings or the Project in violation of the requirements of this Lease or any Environmental Laws or exacerbate the condition of or the conditions caused by any Hazardous Materials in, on, under, through or about the Premises, the Buildings or the Project, of which condition Tenant had prior written notice, Tenant shall reimburse Landlord for the cost of such inspections within ten (10) days of receipt of a written statement therefor.

33.06       Landlord’s Remediation Right.  Landlord shall have the right, but not the obligation, prior or subsequent to a Default, without in any way limiting Landlord’s other rights and remedies under this Lease, to enter upon the Premises, or to take such other actions as it deems necessary or advisable, to investigate, clean up, remove or remediate any Hazardous Materials or contamination by Hazardous Materials present on, in, at, under, or emanating from, the Premises, the Buildings or the Project in violation of Tenant’s obligations under this Lease or under any Environmental Laws.  Notwithstanding any other provision of this Lease, Landlord shall also have the right, at its election, in its own name or as Tenant’s agent, to negotiate, defend, approve and appeal, at Tenant’s expense, any action taken or order issued by any governmental agency or authority with regard to any such Hazardous Materials or contamination by Hazardous Materials referenced in the preceding sentence.  All costs and expenses paid or incurred by Landlord in the exercise of the rights set forth in this Paragraph XXXIII shall be payable by Tenant upon demand, except that, if Landlord takes actions with respect to Hazardous Materials contamination which has been exacerbated (as opposed to originally caused or created) by Tenant or Tenant’s Agents, then Tenant shall be responsible for the costs of the actions taken with respect to or to the extent of such exacerbated conditions (but not the costs of remediating the original contamination not caused or created by Tenant or Tenant’s Agents).

33.07       Surrender.  Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste or Hazardous Materials placed on, about or near the Premises by Tenant or Tenant’s Agents during the Term of this Lease, and, with respect to any contamination or other conditions resulting from the actions of Tenant or Tenant’s Agents during the Term of this Lease, in a condition which complies with all Environmental Laws and any additional requirements of Landlord that are reasonably necessary to protect the value of the Premises, the Buildings or the Project, including, without limitation, the obtaining of any closure permits or other governmental permits or approvals required by Laws and related to Tenant’s use of Hazardous Materials in or about the Premises.  Tenant’s obligations and liabilities pursuant to the provisions of this Paragraph XXXIII shall survive the expiration or earlier termination of this Lease.

33.08       Tenant Indemnity.  Tenant agrees to indemnify and hold harmless Landlord from and against any and all claims, losses (including, without limitation, loss in value of the Premises, the Buildings or the Project, liabilities and expenses (including attorneys’ fees)) sustained by Landlord attributable to (i) any Hazardous Materials placed on or about the Premises, the Buildings or the Project by Tenant or Tenant’s Agents during the Term of this

Lease, or (ii) Tenant’s breach of any provision of this Paragraph XXXIII during the Term of this Lease.

33.09       Acknowledgement of Purchase Agreement.  Nothing contained in this Paragraph XXXIII or elsewhere in this Lease is intended, or shall be construed, to amplify or explain, amend or modify, waive or release, or in any other manner affect any of the terms or conditions of the Purchase Agreement or the rights and remedies of Landlord and Tenant thereunder, all of which shall be as expressly set forth in the Purchase Agreement.

33.10       Existing Hazardous Materials.  As between Landlord and Tenant, Tenant shall not be responsible for the clean-up, monitoring or remediation of, and shall not be required to indemnify Landlord against any claims, losses, liabilities or expenses resulting from, any Hazardous Materials existing on the Premises as of the Commencement Date, except to the extent that contamination or other damage caused by such Hazardous Materials has been exacerbated by Tenant or Tenant’s Agents or by Tenant’s failure to perform its obligations under this Paragraph and elsewhere in this Lease.  In addition, Tenant shall not be responsible for the clean-up, monitoring or remediation of, and shall not be required to indemnify Landlord against any claims, losses, liabilities or expenses resulting from, any Hazardous Materials placed on or about the Premises by Landlord or Landlord’s Agents or any contamination or other damage relating to Hazardous Materials existing on the Premises as of the Commencement Date to the extent that the same has been exacerbated by Landlord or Landlord’s Agents or by Landlord’s failure to perform its obligations under this Paragraph and elsewhere in this Lease.  Each of Landlord and Tenant will promptly notify the other if it becomes aware of any Hazardous Materials at the Project that involve any governmental or private action pursuant to any Environmental Laws.

33.11       Survival.  The provisions of this Paragraph XXXIII shall survive the expiration or earlier termination of this Lease.

Article XXXIV

Notices

All notices and demands which are required or may be permitted to be given to either party by the other hereunder shall be in writing and shall be sent by United States mail, postage prepaid, certified, or by personal delivery or overnight courier, addressed to the addressee at Tenant’s Address or Landlord’s Address as specified in the Basic Lease Information, or to such other place as either party may from time to time designate in a notice to the other party given as provided herein.  Copies of all notices and demands given to Landlord shall additionally be sent to (i) Landlord’s property manager at the address specified in the Basic Lease Information or at such other address as Landlord may specify in writing from time to time and (ii) each Superior Mortgagee and Superior Lessor at such address as Landlord may specify in writing from time to time.  Notice shall be deemed given upon actual receipt (or attempted delivery if delivery is refused), if personally delivered, or one (1) business day following deposit with a reputable overnight courier that provides a receipt, or on the third (3rd) day following deposit in the United States mail in the manner described above.

Article XXXV

Waiver

The waiver of any breach of any term, covenant or condition of this Lease shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.  No delay or omission in the exercise of any right or remedy of Landlord in regard to any Default by Tenant shall impair such a right or remedy or be construed as a waiver.  Any waiver of any Default must be in writing and shall not be a waiver of any other Default concerning the same or any other provisions of this Lease.

Article XXXVI

Holding Over

Any holding over of possession, without the prior written consent of Landlord, by Tenant after the expiration of the Term or the termination hereof pursuant to Paragraph XXV shall not confer any right upon Tenant to use or occupy the Premises, and Landlord may immediately recover possession from Tenant.  Any holding over of possession with the prior written consent of Landlord shall be a month-to-month tenancy, at a rental rate equal to one hundred twenty-five percent (125%) of the Base Rent last due in this Lease, plus Additional Rent, and shall otherwise be on the terms and conditions herein specified, so far as applicable; provided, however, that in no event shall any renewal or expansion option or other similar right or option contained in this Lease be deemed applicable to any such tenancy.

Article XXXVII

Successors and Assigns

The terms, covenants and conditions of this Lease shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto.  If Tenant shall consist of more than one entity or person, the obligations of Tenant under this Lease shall be joint and several.

Article XXXVIII

Time

Time is of the essence of this Lease and each and every term, condition and provision herein.

Article XXXIX

Brokers

Except as set forth in the Basic Lease Information, Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any other real estate broker in the negotiating or making of this Lease, and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Lease as a result of commitments made or alleged to have been made by the indemnifying party.

Article XL

Rules and Regulations

Tenant agrees to comply with such reasonable rules and regulations as Landlord may adopt from time to time and deliver to Tenant for the orderly and proper operation of the Buildings and the Project.  Such rules may include but shall not be limited to the regulation of the removal, storage and disposal of Tenant’s refuse and other rubbish at the sole cost and expense of Tenant.  The then current rules and regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant.  Landlord shall not be responsible to Tenant for the failure of any other person to observe and abide by any of said rules and regulations.  Landlord’s current rules and regulations are attached to this Lease as Exhibit C.

Article XLI

Entire Agreement

This Lease, including the Exhibits attached hereto, which are hereby incorporated herein by this reference, contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein or therein, shall be of any force and effect.

Article XLII

Interest

Any installment of Rent and any other sum due from Tenant under this Lease which is not received by Landlord within ten (10) days from when the same is due shall bear interest from the date such payment was originally due under this Lease until paid at an annual rate equal to ten percent (10%) (the “Default Rate”).  Payment of such interest shall not excuse or cure any Default by Tenant.  In addition, Tenant shall pay all costs and attorneys’ fees incurred by Landlord in collection of such amounts.

Article XLIII

Construction

This Lease shall be construed and interpreted in accordance with the laws of the State of Colorado.  The parties acknowledge and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease, including the Exhibits attached hereto.  All captions in this Lease are for reference only and shall not be used in the interpretation of this Lease.  Whenever required by the context of this Lease, the singular shall include the plural, the masculine shall include the feminine, and vice versa.  If any provision of this Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect.

Article XLIV

Security

44.01       Security Responsibility.  Tenant acknowledges and agrees that, while Landlord may engage security personnel to patrol the Buildings or the Project, Landlord is not providing any security services with respect to the Premises, the Buildings or the Project and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any property loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises, the Buildings or the Project.

44.02       Security Measures.  Tenant hereby agrees to the exercise by Landlord and Landlord’s Agents, within their reasonable discretion, of such security measures as, but not limited to, the evacuation of the Premises, the Buildings or the Project for cause, suspected cause or for drill purposes, the denial of any access to the Premises, the Buildings or the Project and other similarly related actions that it deems necessary to prevent any threat of property damage or bodily injury.  The exercise of such security measures by Landlord and Landlord’s Agents, and the resulting interruption of service and cessation of Tenant’s business, if any, shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord or Landlord’s Agents liable to Tenant for any resulting damages or relieve Tenant from Tenant’s obligations under this Lease.

Article XLV

Landlord Lien Waiver

45.01       Waiver of Lien Rights.  Notwithstanding anything herein to the contrary, Landlord waives any and all rights, title and interest Landlord now has, or hereafter may have, whether statutory or otherwise, to Tenant’s inventory, movable or leased equipment, furnishings, trade fixtures, books and records and personal property owned or leased by Tenant located at the Premises (singly and/or collectively, the “Collateral”).  Landlord acknowledges that Landlord has no lien, right, claim, interest or title in or to the Collateral.  Landlord further agrees that Tenant shall have the right, at its discretion, to mortgage, pledge, hypothecate or grant a security interest in the Collateral as security for its obligations under any equipment lease or other financing arrangement related to the conduct of Tenant’s business at the Premises.  Landlord further agrees to execute and deliver within ten (10) business days following receipt of Tenant’s written request therefor any UCC filing statement or other documentation on commercially reasonable terms with respect to any such lease or financing arrangement, and any consent or waiver forms submitted by any vendors, equipment lessors, chattel mortgagees, lenders, or holders or owners of the Collateral (“Equipment Lessors”) setting forth, inter alia that Landlord waives, in favor of such party any superior lien, claim, interest or other right therein.  The foregoing is not intended and shall not be construed to prohibit Landlord from pursuing efforts to enforce any judgment Landlord may obtain against Tenant, including execution or levy upon property of Tenant, subject to any and all prior rights of Equipment Lessors therein.

45.02       No Fixtures.  The Collateral shall not become the property of Landlord or a part of the realty no matter how affixed to the Premises and may be removed by Tenant or any Equipment Lessors or lenders at any time and from time to time during the entire term of this Lease, in the same manner and subject to the same conditions applicable to the removal thereof by Tenant.  Any Equipment Lessor or lender shall, as a condition to its right to remove the same, promptly repair any damage caused by the removal of such property to the same extent and in the same manner as required of Tenant under the terms of this Lease.

Article XLVI

Approvals

Whenever this Lease requires an approval, consent, designation, determination, selection or judgment by either Landlord or Tenant, except as otherwise specifically set forth in this Lease, such approval, consent, designation, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld, conditioned or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.

Article XLVII

Reasonable Expenditures

Any expenditure by a party permitted or required under this Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party or its representative during normal business hours.  The provisions set forth in Paragraph IV, and not this Paragraph, shall govern in respect of the Additional Rent payable pursuant to Paragraph IV.

Article XLVIII

Quiet Enjoyment

Landlord has the right, power and authority to enter into this Lease.  Tenant, or any permitted assignee or sublessee of Tenant, upon the payment of the rental and performance of Tenant’s other covenants and obligations hereunder, shall and may peaceably and quietly have, hold and enjoy the Premises during the Term without disturbance by Landlord or anyone claiming by or through Landlord, subject to and upon the terms and conditions provided in this Lease.

Article XLIX

Options to Renew

49.01       Renewal Option.  Tenant shall have two (2) successive options to renew this Lease (each, a “Renewal Option”) each for either a ten (10) or five (5) year extended term (each a “Renewal Term”), and at Tenant’s sole election for any of the following:  (i) the entirety of all four (4) Buildings; (ii) the entirety of all of the North, South, and West Buildings; or (iii) the entirety of all of the North, South, and West Buildings plus the number of full floors of the East Building designated by Tenant, provided that the remaining floors are contiguous (that is, Tenant may exercise the Renewal Option as to the following: (A) the first floor; (B) first and second floors; (C) first, second and third floors; (D) the fourth floor; (E) the third and fourth floors; or (E) the second, third and fourth floors).  Each Renewal Term shall commence immediately following the Expiration Date or the expiration of the prior Renewal Term, as applicable (the “Applicable Expiration Date”), and end on the tenth (10th) or fifth (5th) anniversary of the Applicable Expiration Date (as applicable), and each Renewal Term shall be upon the same terms and conditions as this Lease except for Base Rent, which shall be determined as described below, and the Renewal Option thus exercised shall no longer exist.  In order to exercise any Renewal Option, Tenant shall give written notice (the “Election Notice”) to Landlord of Tenant’s intention to exercise such Renewal Option not less than twenty-four (24) months prior to the Applicable Expiration Date (the “Outside Option Exercise Date”), which notice shall specify whether the Renewal Term is for a ten (10) year or five (5) period and whether the Renewal Option is exercised as to all four (4) Buildings, or for only the North, South, and West Buildings combined, or for the North, South, and West Buildings and a designated floor or floors of the East Building, and the giving of such notice shall not be effective if Tenant is, at the time the notice is given, in Default under this Lease.  If such notice is not so given, the Renewal Option and any subsequent Renewal Options shall terminate.  Each Renewal Option shall be available only in respect of the Premises as constituted as of the time the Renewal Option is exercised, and shall not apply in respect of any area that has been or may be excluded or removed from the Premises by reason of Tenant’s failure to exercise a prior Renewal Option.  If either option is exercised as to less than all of the area that has theretofore been included within the Premises, Tenant shall surrender possession of the area not covered by the Renewal Option to Landlord, on the last day of the Term as in effect prior to exercise of the Renewal Option, in the condition and in the manner provided in this Lease for surrender at the end of the Term, including (without limitation) the removal of all of Tenant’s Property as provided under this Agreement from the surrendered area.  If Tenant timely delivers the Election Notice to Landlord, Landlord and

Tenant shall be deemed to have entered into an extension of this Lease with respect to the Premises for the ten (10) or five (5) year extended terms, as applicable, on the terms and conditions set forth herein.

49.02       Payment upon Non-Renewal.

49.02.1         Tenant shall make a payment to Landlord as provided in Paragraph 49.02.2 below in either of the following events:

(i)            If Tenant does not exercise the first Renewal Option, Tenant fails to fully construct, in accordance with the provisions regarding the Parking Expansion Alterations (as set forth in Paragraph 2.03.4) prior to the Outside Option Exercise Date for the first Renewal Option, at least one hundred ninety-two (192) parking spaces; or

(ii)           If Tenant exercises the first Renewal Option but excludes from such exercise (in accordance with Paragraph 49.01 above) one or more floors of the East Building (with the floors excluded from such exercise, the “Excluded Floors”), Tenant fails to fully construct, in accordance with the provisions regarding the Parking Expansion Alterations prior to the Outside Option Exercise Date for the first Renewal Option, a number of new parking spaces equal to the product of (A) eleven (11) multiplied by (B) the number of the Excluded Floors.

If Tenant exercises the first Renewal Option as to the entirety of all four (4) Buildings, or if Tenant constructs the applicable number of parking spaces specified in either subparagraph (i) or (ii) above, Tenant shall not be required to make payment pursuant to this Paragraph 49.02.

49.02.2         In the event that a payment is due to Landlord under Paragraph 49.02.1 above, Tenant shall pay to Landlord, within ninety (90) days following the Outside Option Exercise Date and as additional rental under this Lease, an amount equal to the product of (A) the number of floors not included within the area covered by Tenant’s Election Notice (that is, if the triggering event is that described in subparagraph 49.02.1(i), the number of all floors in all Buildings in the Project, or if the triggering event is that described in subparagraph 49.02.1(ii), the number of the Excluded Floors), multiplied by (B) One Hundred Twelve Thousand Five Hundred Dollars ($112,500) per floor, subject to a maximum amount of Four Hundred Fifty Thousand Dollars ($450,000) per Building, or an aggregate amount of $1,800,000 if the payment is made by reason of the event specified in subparagraph 49.02.1(i).

49.03       Definition of Prevailing Market Rent.  The monthly Base Rent payable during each Renewal Term pursuant to Paragraph 49.01 above shall be an amount equal to ninety-five percent (95%) of the Prevailing Market Rent (as hereinafter defined), multiplied by the number of rentable square feet in the Buildings constituting the Premises (as specified in the Basic Lease Information).  “Prevailing Market Rent” shall mean the prevailing rental rate per rentable square foot that comparable landlords of commercial buildings in the Englewood, Colorado submarket with a similar character and stature as the Buildings would accept in arms-length transactions from new, non-expansion, non-renewal and non-equity tenants, for comparable improved space of similar size and comparable location within the Buildings for a comparable use and for comparable duration and otherwise upon substantially equivalent economic terms as this Lease, for a term commencing on or about the commencement of the Renewal Term, taking into full consideration any concessions or inducements, including, without limitation, tenant improvement allowances, free rent, lease take-over obligations, or moving costs, that may be paid to other tenants.

49.04       Determination of Prevailing Market Rent.  If Tenant shall have exercised a Renewal Option, then within fifteen (15) days after the Outside Option Exercise Date, Landlord shall advise Tenant in writing of the amount of Prevailing Market Rent for the Renewal Term.  Within thirty (30) days after the Outside Option Exercise Date, Landlord and Tenant shall meet and attempt in good faith to mutually determine Prevailing Market Rent for the purposes of the foregoing.  If the parties have not reached agreement on Prevailing Market Rent within such thirty (30) day period, as such initial thirty (30) day period may be extended by the mutual agreement  in writing of the parties (the “Initial Rent Determination Period”), then each party shall appoint a real estate broker and shall give to the other party the identity of the broker no later than the date that is five (5) days after the expiration of the Initial Rent Determination Period.  The two brokers shall either (i) agree upon Prevailing Market Rent or (ii) mutually appoint a commercial real estate broker with qualifications and experience appropriate to determine Prevailing Market Rent (the “Appraiser Expert”).  If the brokers cannot reach agreement on the Prevailing Market Rent or the appointment of the Appraiser Expect by the date that is twenty (20) days after the end of the Initial Rent Determination Period then either Landlord or Tenant may file a declaratory relief action or other appropriate proceeding in the Colorado State Court having jurisdiction for the immediate determination and designation of the Appraiser Expert, who shall be a commercial real estate broker with qualifications and experience appropriate to resolve matters as to which the parties do not agree and with not less than ten (10) years experience in commercial office leasing for properties similar to the Project in the relevant area.  The broker for each party shall make a written presentation to the Appraiser Expert within fifteen (15) days after designation of the Appraiser Expert, and within fifteen (15) days after such presentations the Appraiser Expert shall determine the amount of Prevailing Market Rent, which shall be final and binding upon the parties.  Each party shall pay the fees and expenses of the broker designated by it plus fifty percent (50%) of the cost of the Appraiser Expert.  Each of Landlord and Tenant shall strictly comply with the time period set forth in this Paragraph and in all other respects shall use diligent and good faith efforts to agree upon or obtain a determination of Prevailing Market Rent as soon as practicable and, in any event, within one hundred ten (110) days following the Outside Option Exercise Date.

49.05       Withdrawal of Election Notice.  In the event that the determination of Prevailing Market Rent is made by the Appraiser Expert, Tenant may by written notice to Landlord given within ten (10) days of such determination, withdraw its Election Notice with regard to the Renewal Option, upon and subject to the following terms and conditions:  if such withdrawal notice shall not have been given at least twenty (20) months prior to the expiration of the Term as then in effect, the Term shall be extended so that the same ends on the date that is twenty (20) months after Tenant gives such withdrawal notice.

Article L

[INTENTIONALLY OMITTED]

Article LI

Tenant Competitors

For so long as any Building contains a portion of the Premises covered by this Lease, Landlord agrees that it will not lease other premises located within such Building to any of the companies listed on Exhibit E hereto for a term that will be in effect at the same time that the Premises covered by this Lease include a portion of such Building.

Landlord and Tenant have executed and delivered this Lease as of the Lease Date specified in the Basic Lease Information.

Landlord:	Wells REIT II — South Jamaica Street, LLC,
a Delaware limited liability company

	By:	Wells Operating Partnership II, L.P.,
a Delaware limited partnership, its sole member

		By:	Wells Real Estate Investment Trust II, Inc.,
a Maryland corporation, its general partner

By:
Name:
Its:

Tenant:	CH2M HILL, INC.,
a Florida corporation

By:
Name:
Title:

EXHIBIT A

DIAGRAM OF THE PREMISES

A-1

EXHIBIT B

[INTENTIONALLY OMITTED]

B-1

EXHIBIT C

RULES AND REGULATIONS

This exhibit, entitled “Rules and Regulations,” is and shall constitute Exhibit C to the Lease Agreement, dated as of the Lease Date, by and between Landlord and Tenant for the Premises.  The terms and conditions of this Exhibit C are hereby incorporated into and are made a part of the Lease.  Capitalized terms used, but not otherwise defined, in this Exhibit C have the meanings ascribed to such terms in the Lease.

1.             Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance or any flammable or combustible materials on or around the Premises, except to the extent that Tenant is permitted to use the same under the terms of Paragraph XXXIII of the Lease.

2.             Tenant shall not alter any lock or install any new locks or bolts on any door at the Premises without providing Landlord with a key or card key access thereto.

3.             Tenant shall not disturb, solicit or canvas any tenant or other occupant of the Buildings or the Project and shall cooperate to prevent same.

4.             Tenant is responsible for the storage and removal of all trash and refuse.  All such trash and refuse shall be contained in suitable receptacles stored behind screened enclosures at locations approved by Landlord.

5.             Tenant shall not store or permit the storage or placement of goods or merchandise in or around the common areas surrounding the Premises.  No displays or sales of merchandise shall be allowed in the parking lots.

6.             Tenant shall not permit any animals (except those required for persons with disabilities), including, but not limited to, any household pets, to be brought or kept in or about the Premises, the Buildings, the Project or any of the common areas.

C-1

EXHIBIT D

FORM OF ESTOPPEL CERTIFICATE

The undersigned as [Tenant][Landlord] under that certain Lease Agreement (the “Lease”) made and entered into as of                    , 20       by and between [INVESTOR], a [Investor Entity], as Landlord, and CH2M HILL, INC., a Florida corporation, as Tenant, for that certain Premises located at                    , Englewood, Colorado, hereby to the best of the undersigned’s knowledge certifies to                                        as follows:

1.             Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto.  The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.             Tenant currently occupies the Premises described in the Lease, the Term commenced on                    ,         , and the Term expires on                    ,          .

3.             Base Rent became payable on                    ,           .

4.             The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5.             [The undersigned has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:] [The undersigned is the fee owner of the Premises as described in the Lease.]

6.             All monthly installments of Base Rent and all monthly installments of estimated Additional Rent have been paid when due through                    ,            .  The current monthly installment of Base Rent is $                   .

7.             To the Knowledge (as defined below) of the undersigned, all obligations of the Lease to be performed by [Landlord][Tenant] have been performed and [Landlord][Tenant] is not in default thereunder.

8.             No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord.

9.             To the Knowledge of the undersigned, as of the date hereof, there are no existing defenses or offsets that the undersigned has against [Landlord][Tenant].

10.           For purposes of this Estoppel Certificate, the term “Knowledge” means that the undersigned is not required to undertake due diligence beyond the information and knowledge of the personnel of the undersigned charged with management oversight of the matters which are the subject of this Estoppel Certificate.

11.           If the undersigned is a corporation or other entity, the undersigned hereby represents and warrants that such entity is a duly formed and existing entity qualified to do business in Colorado (if required) and that the undersigned has full right and authority to execute

D-1

and deliver this Estoppel Certificate and that each person signing on behalf of the undersigned is authorized to do so.

12.           [Such other matters as may be reasonably requested by a prospective purchaser, lender or other transferee of an interest of Landlord in the Project or by a prospective assignee of Tenant, upon commercially reasonable terms.]

Executed at                              on the          day of                    , 2007.

[Landlord][Tenant]:		,
a

By:
Name:
Title:

D-2

EXHIBIT E

COMPANIES SUBJECT TO SIGNAGE PROHIBITION AND LEASING RESTRICTION

Bechtel Corporation

Black & Veatch Corporation

Camp Dresser & McKee Inc.

Fluor Corporation

Foster Wheeler Ltd.

Jacobs Engineering Group Inc

KBR

MWH Americas, Inc.(Montgomery Watson Harza )

PBS&J Corporation

Parsons Brinckerhoff

Parsons Corporation

The Shaw Group Inc.

Skanska USA Inc.

URS Corporation

E-1